EXHIBIT 99.1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of Massey Energy Company

We have audited the accompanying consolidated balance sheets of Massey Energy Company as of December 31, 2010 and 2009, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Massey Energy Company at December 31, 2010 and 2009, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2010, in conformity with U.S. generally accepted accounting principles.  Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Massey Energy Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated March 1, 2011 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Richmond, Virginia
March 1, 2011

MASSEY ENERGY COMPANY
CONSOLIDATED STATEMENTS OF INCOME
(In Thousands, Except Per Share Amounts)

	Year Ended December 31,
	2010	2009	2008
Revenues	$2,609,659	$2,318,489	$2,559,929
Produced coal revenue	252,409	218,203	306,397
Freight and handling revenue	91,566	62,721	30,684
Purchased coal revenue	85,340	91,746	92,779
Other revenue	3,038,974	2,691,159	2,989,789
Total revenues
Costs and expenses
Cost of produced coal revenue	2,332,851	1,850,058	1,910,953
Freight and handling costs	252,409	218,203	306,397
Cost of purchased coal revenue	86,127	57,108	28,517
Depreciation, depletion and amortization, applicable to:
Cost of produced coal revenue	363,748	268,317	253,737
Selling, general and administrative	41,814	1,860	3,590
Selling, general and administrative	113,340	97,381	77,015
Other expense	8,072	8,705	3,207
Litigation charge	—	—	250,061
Loss on financing transactions	—	189	5,006
(Gain) loss on derivative instruments	(21,078)	(37,638)	22,552
Total costs and expenses	3,177,283	2,464,183	2,861,035
(Loss) Income before interest and taxes	(138,309)	226,976	128,754
Interest income	2,293	12,583	23,576
Interest expense	(102,243)	(102,294)	(96,866)
Gain (loss) on short-term investment	4,662	—	(6,537)
(Loss) Income before taxes	(233,597)	137,265	48,927
Income tax benefit (expense)	67,010	(32,832)	(1,098)
Net (loss) income	$ (166,587)	$ 104,433	$ 47,829
Net (loss) income per share
Basic	$ (1.71)	$ 1.23	$ 0.58
Diluted	$ (1.71)	$ 1.22	$ 0.58
Shares used to calculate net (loss) income per share
Basic	97,545	84,992	81,816
Diluted	97,545	85,598	82,895

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY
CONSOLIDATED BALANCE SHEETS
(In Thousands, Except Share Amounts)

	December 31, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$ 327,179	$ 665,762
Short-term investment	—	10,864
Trade and other accounts receivable, less allowance of $906 and $1,303, respectively	296,770	121,577
Inventories	289,027	269,826
Income taxes receivable	10,912	10,546
Other current assets	193,176	235,990
Total current assets	1,117,064	1,314,565
Property, plant and equipment, net	3,217,685	2,344,770
Intangible assets, net	120,923	—
Goodwill	36,707	—
Other noncurrent assets	118,603	140,336
Total assets	$4,610,982	$3,799,671
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable, principally trade and bank overdrafts	$ 245,312	$ 164,979
Short-term debt	12,327	23,531
Payroll and employee benefits	95,446	63,590
Other current liabilities	309,980	192,835
Total current liabilities	663,065	444,935
Noncurrent liabilities
Long-term debt	1,303,852	1,295,555
Deferred income taxes	163,383	209,230
Pension obligation	79,721	55,610
Other noncurrent liabilities	620,499	538,058
Total noncurrent liabilities	2,167,455	2,098,453
Total liabilities	2,830,520	2,543,388
Shareholders’ Equity
Capital stock
Preferred – authorized 20,000,000 shares without par value; none issued	—	—
Common – authorized 300,000,000 shares and 150,000,000 shares, respectively of $0.625 par value; issued 102,496,160 and 86,213,582 shares, respectively	64,561	53,868
Treasury stock, 861,439 shares at cost	(31,822)	—
Additional capital	1,343,966	568,995
Retained earnings	526,025	716,089
Accumulated other comprehensive loss	(122,268)	(82,669)
Total shareholders’ equity	1,780,462	1,256,283
Total liabilities and shareholders’ equity	$ 4,610,982	$ 3,799,671

See Notes to Consolidated Financial Statements

MASSEY ENERGY COMPANY
CONSOLIDATED STATEMENT OF CASH FLOWS
(In Thousands)

	Year Ended December 31,
	2010	2009	2008
Cash Flows from Operating Activities	$(166,587)	$104,433	$ 47,829
Net (loss) income
Adjustments to reconcile Net income to Cash provided by operating activities:
Depreciation, depletion and amortization	321,477	270,177	257,327
Impairment of Upper Big Branch assets	63,577	—	—
Impairment of unamortized development costs	20,623	—	—
Bond discount amortization	20,508	19,054	8,028
Share-based compensation expense	11,099	12,747	13,856
Deferred income taxes	(65,753)	18,407	5,573
Gain on disposal of assets	(3,808)	(15,984)	(2,926)
Gain on reserve exchanges	(6,879)	(26,537)	(32,449)
Reserve on note receivable	4,953	6,000	—
Loss on financing transactions	—	369	11,431
Gain on insurance recovery	(11,180)	—	—
Net unrealized losses (gains) in derivative instruments	15,140	(53,116)	22,552
(Gain) loss on short-term investment	(4,662)	—	6,537
Accretion of asset retirement obligations	17,358	13,991	11,844
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable	(126,772)	100,020	(77,953)
Increase in inventories	(7,259)	(36,658)	(49,808)
(Increase) decrease in income taxes receivable	(1,387)	(2,350)	10,048
Decrease (increase) in other current assets	22,382	(67,075)	49,079
Increase in other assets	(4,976)	(1,589)	(9,621)
Increase (decrease) in accounts payable	55,549	(79,222)	95,995
Increase in other accrued liabilities	115,999	9,882	21,189
Increase in pension obligation	2,108	10,796	1,625
Increase (decrease) in other noncurrent liabilities	2,723	10,916	(118)
Asset retirement obligation payments	(6,324)	(5,352)	(4,957)
Cash provided by operating activities	267,909	288,909	385,081
Cash Flows from Investing Activities
Capital expenditures	(434,855)	(274,552)	(736,529)
Purchase of acquired company, net of cash acquired	(629,977)	—	—
Redesignation of cash equivalent to short-term investment	—	—	(217,900)
Proceeds from redemption of short-term investment	15,526	28,519	171,980
Proceeds from sale of assets	4,550	19,010	5,958
Proceeds from insurance recovery related to loss on Bandmill plant	15,561	15,395	—
Cash utilized by investing activities	(1,029,195)	(211,628)	(776,491)
Cash Flows from Financing Activities
Issuance of common stock	466,707	—	258,188
Repurchases of common stock	(31,822)	—	—
Repayments of capital lease obligations	(1,581)	(2,584)	(1,911)
Proceeds from issuance of 3.25% convertible senior notes	—	—	674,136
Repurchase of 3.25% convertible senior notes	—	(9,982)	(10,450)
Repayment for 6.625% senior notes	(21,949)	—	(322,139)
Redemption of 4.75% convertible senior notes	—	(70)	—
Proceeds from sale-leaseback transactions	16,477	—	41,318
Cash dividends paid	(23,477)	(20,421)	(21,310)
Proceeds from stock options exercised	18,348	11,306	16,519
Excess income tax benefit (expense) from stock option exercises	—	3,235	(1,164)
Cash provided (utilized) by financing activities	422,703	(18,516)	633,187
(Decrease) increase in cash and cash equivalents	(338,583)	58,765	241,777
Cash and cash equivalents at beginning of period	665,762	606,997	365,220
Cash and cash equivalents at end of period	$327,179	$665,762	$606,997
Supplemental Cash Flow Information
Cash paid during the period for income taxes	$ 129	$ 13,539	$ 4,219

See Notes to Consolidated Financial Statements.

MASSEY ENERGY COMPANY
CONSOLIDATED STATEMENT OF SHAREHOLDERS’ EQUITY
(In Thousands, Except Per Share Amounts)

	Common Stock				Accumulated Other Comprehensive
	Shares	Amount	Additional Capital	Retained Earnings	(Loss)	Treasury Stock	Total Shareholders’ Equity
Balance at December 31, 2007	79,944	$51,743	$237,684	$601,587	$(27,024)	$(79,986)	$784,004
Net income				47,829			47,829
Other comprehensive (loss):
Pension and postretirement plans, net of deferred tax of $47,528					(74,338)		(74,338)
Comprehensive (loss) income							(26,509)
Adoption of accounting standards:
Equity component of 3.25% convertible senior notes			98,397				98,397
Dividends declared ($0.21 per share)				(17,339)			(17,339)
Stock option expense			8,204				8,204
Exercise of stock options	787	492	16,027				16,519
Stock option tax expense			(1,164)				(1,164)
Restricted stock	300	185	5,467				5,652
Issuance of stock for debt conversion	34	21	639				660
Issuance of additional common shares	4,370	937	177,265			79,986	258,188
Balance at December 31, 2008	85,435	$53,378	$542,519	$632,077	$(101,362)	$ —	$1,126,612
Net income				104,433			104,433
Other comprehensive income:
Pension and postretirement plans, net of deferred tax of ($9,105)					18,693		18,693
Comprehensive income (loss)							123,126
Dividends declared ($0.24 per share)				(20,421)			(20,421)
Stock option expense			6,197				6,197
Exercise of stock options	515	321	10,985				11,306
Stock option tax benefit			3,235				3,235
Restricted stock	262	169	6,381				6,550
Equity component of 3.25% convertible senior notes			(322)				(322)
Balance at December 31, 2009	86,212	$53,868	$568,995	$716,089	$(82,669)	$ —	$1,256,283
Net (loss)				(166,587)			(166,587)
Other comprehensive (loss):
Pension and postretirement plans, net of deferred tax of $15,444					(39,599)		(39,599)
Comprehensive (loss) income							(206,186)
Dividends declared ($0.24 per share)				(23,477)			(23,477)
Stock option expense			3,622				3,622
Exercise of stock options	719	451	17,897				18,348
Restricted stock	132	59	7,418				7,477
Share repurchase	(861)					(31,822)	(31,822)
Issuance of additional common shares	16,294	10,183	746,034				756,217
Balance at December 31, 2010	102,496	$64,561	$1,343,966	$526,025	$(122,268)	$(31,822)	$1,780,462

See Notes to Consolidated Financial Statements.

1.	Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements include the accounts of Massey Energy Company (“we”, “our”, or “us”), our wholly-owned and majority-owned direct and indirect subsidiaries.  Inter-company transactions and accounts are eliminated in consolidation.  We have no independent assets or operations.  We do not have a controlling interest in any separate independent operations.  Investments in business entities in which we do not have control, but have the ability to exercise significant influence over the operating and financial policies, are accounted for under the equity method.

All of our direct and substantially all of our indirect operating subsidiaries, each such subsidiary being indirectly 100% owned by us, fully and unconditionally, jointly and severally, guarantee our obligations under the 6.875% senior notes due 2013 (“6.875% Notes”), the 3.25% convertible senior notes due 2015 (“3.25% Notes”) and the 2.25% convertible senior notes due 2024 (“2.25% Notes”).  The subsidiaries not providing a guarantee of the 6.875% Notes, the 3.25% Notes and the 2.25% Notes are minor (as defined under Securities and Exchange Commission (“SEC”) Rule 3-10(h)(6) of Regulation S-X).  See Note 10 to the Notes to Consolidated Financial Statements for a more complete discussion of debt.

We have evaluated subsequent events through the date the Consolidated Financial Statements were issued. See Note 24 for more information.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect reported amounts.  These estimates are based on information available as of the date of the financial statements.  Therefore, actual results could differ from those estimates. The most significant estimates used in the preparation of the consolidated financial statements are related to impairments of property, plant and equipment, defined benefit pension plans, coal workers’ pneumoconiosis (“black lung”), workers’ compensation and supplemental compensation benefits, other postretirement benefits, reclamation and mine closure obligations, contingencies and related insurance recoveries, income taxes, coal reserve estimates, stock options and derivative instruments.

Fair Value Measurements

We adopted new accounting guidance on January 1, 2008 and 2009, for financial and non-financial assets and liabilities, respectively, that requires their categorization based upon three levels of judgment associated with the inputs used to measure their fair value.  Neither adoption had a material impact on our financial position or results of operations.  See Note 20 to the Notes to Consolidated Financial Statements for more information.

In January 2010, the Financial Accounting Standards Board (the “FASB”) issued an accounting standard update, amending disclosure requirements related to Fair Value Measurements and Disclosures, as follows:

1.	Significant transfers between Level 1 and 2 shall be disclosed separately, including the reasons for the transfers; and

2.	Information about purchases, sales, issuances and settlements shall be disclosed separately in the reconciliation of activity in Level 3 fair value measurements.

This accounting standard update is effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the reconciliation of activity in Level 3 fair value measurements, which are effective for interim and annual reporting periods beginning after December 15, 2010. The initial adoption of this accounting standard update did not have a material impact on our financial position or results of operations and the adoption for disclosures effective for interim and annual reporting periods beginning after December 15, 2010 is not expected to have a material impact on our cash flows, financial position or results of operations.  See Note 20 to the Notes to Consolidated Financial Statements for more information on our Fair Value Measurements and Disclosures.

Revenue Recognition

Produced coal revenue is realized and earned when title passes to the customer.  Coal sales are made to our customers under the terms of coal supply agreements, most of which are long-term (one year or greater).  Under the typical terms of these coal supply agreements, title and risk of loss transfer to the customer at the mine, dock, or port, where coal is loaded to the rail, barge, ocean-going vessel, truck or other transportation source(s) that serves each of our mines.  We incur certain “add-on” taxes and fees on coal sales.  Coal sales reported in Produced coal revenues include these “add-on” taxes and fees charged by various federal and state governmental bodies.

Freight and handling revenue consists of shipping and handling costs invoiced to coal customers and paid to third-party carriers. These revenues are directly offset by Freight and handling costs.

Purchased coal revenue represents revenue recognized from the sale of coal purchased from third-party production sources.  We take title to the purchased coal, which we then resell to our customers.  Typically, title and risk of loss transfer to the customer at the mine, dock or port, where coal is loaded to the rail, barge, ocean-going vessel, truck or other transportation source(s).

Other revenue includes refunds on railroad agreements, royalties related to coal lease agreements, gas well revenue, gains on the sale of non-strategic assets and reserve exchanges, joint venture revenue and other miscellaneous revenue.  Royalty income generally results from the lease or sublease of mineral rights to third parties, with payments based upon a percentage of the selling price or an amount per ton of coal produced.  Certain agreements require minimum lease payments regardless of the extent to which minerals are produced from the leasehold.  The terms of these agreements generally range from specified periods of 5 to 10 years, or can be for an unspecified period until all reserves are depleted.

Derivative Instruments

Our coal sales and coal purchase contracts that do not qualify for the normal purchase normal sale (“NPNS”) exception as prescribed by current accounting guidance are offset on a counterparty-by-counterparty basis for derivative instruments executed with the same counterparty under a master netting arrangement.

Cash and Cash Equivalents

Cash and cash equivalents are stated at cost, which approximates fair value.  Cash equivalents are primarily invested in money market funds, which consist of highly liquid investments with maturities of 90 days or less at the date of purchase.

Short-Term Investment

Short-term investment at December 31, 2009 was comprised of an investment in The Reserve Primary Fund (“Primary Fund”), a money market fund that suspended redemptions in September 2008 and was subsequently liquidated.  Upon suspension of redemptions, we determined that our investment in the Primary Fund did not meet the definition of a security, within the scope of current accounting guidance, since the equity investment no longer had a readily determinable fair value.  Therefore, the investment was classified as a short-term investment, subject to the cost method of accounting, on our Consolidated Balance Sheets.

Trade Receivables

Trade accounts receivable are recorded at the invoiced amount and are non-interest bearing.  We maintain a bad debt reserve based upon the expected collectability of our accounts receivable.  The reserve includes specific amounts for accounts that are likely to be uncollectible, as determined by such variables as customer creditworthiness, the age of the receivables, bankruptcies and disputed amounts.  Account balances are charged off against the reserve after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Produced coal and supplies inventories generally are stated at the lower of average cost or net realizable value.  Coal inventory costs include labor, supplies, equipment, operating overhead and other related costs.  Purchased coal inventories are stated at the lower of cost, computed on the first-in, first-out method, or net realizable value.

Surface mine stripping costs

We account for the costs of removing overburden and waste materials (stripping costs) at surface mines differently, depending upon whether the costs are incurred prior to producing coal (pre-production) versus after a more than de minimis amount of shippable product is produced (post-production).  Production-related stripping costs are only included as a component of inventory if they are associated with extracted or saleable inventories.  Pre-production stripping costs are capitalized in mine development and amortized over the life of the developed pit consistent with coal industry practices.  Post-production stripping costs are expensed as incurred and recorded as Cost of produced coal revenue.

Pre-production stripping costs – At existing surface operations, additional pits may be added to increase production capacity in order to meet customer requirements.  These expansions may require significant capital to purchase additional equipment, expand the workforce, build or improve existing haul roads and create the initial pre-production box cut to remove overburden (i.e. advance stripping costs) for new pits at existing operations.  If these pits operate in a separate and distinct area of the mine, the costs associated with initially uncovering coal (i.e. advance stripping costs incurred for the initial box cuts) for production are capitalized in mine development and amortized over the life of the developed pit consistent with coal industry practices.

Post-production stripping costs – Where new pits are routinely developed as part of a contiguous mining sequence, we expense such costs as incurred.  The development of a contiguous pit typically reflects the planned progression of an existing pit, thus maintaining production levels from the same mining area utilizing the same employee group and equipment.

Income Taxes

We account for income taxes under the liability method, which requires that deferred tax assets and liabilities be recognized using enacted tax rates for the effect of temporary differences between the book and tax bases of recorded assets and liabilities.  It also requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion of the deferred tax asset will not be realized. In evaluating the need for a valuation allowance, we take into account various factors, including carrybacks, the expected level of future taxable income and available tax planning strategies.  If actual results differ from the assumptions made in the evaluation of our valuation allowance, we record a change in valuation allowance through income tax expense in the period such determination is made.

A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by applicable taxing authorities. Such tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with the taxing authority assuming full knowledge of the position and all relevant facts.  We accrue interest and penalties, if any, related to unrecognized tax benefits in Other noncurrent liabilities and recognize the related expense in Income tax expense.

Property, Plant and Equipment

Property, plant and equipment are carried at cost and stated net of accumulated depreciation.  Expenditures that extend the useful lives of existing buildings and equipment are capitalized. Maintenance and repairs are expensed as incurred.  Coal exploration costs are expensed as incurred.  Costs incurred to maintain current production capacity at a mine and exploration expenditures are charged to operating costs as incurred, including costs related to drilling and study costs incurred to convert or upgrade mineral resources to reserves.  Development costs, including pre-production stripping costs, applicable to the opening of new coal mines and certain mine expansion projects are capitalized until production begins.  When properties are retired or otherwise disposed, the related cost and accumulated depreciation are removed from the respective accounts and any profit or loss on disposition is credited or charged to Other revenue.

Our coal reserves are controlled either through direct ownership or through leasing arrangements.  Mining properties owned in fee represent owned coal properties carried at cost.  Leased mineral rights represent leased coal properties carried at the cost of acquiring those leases.  The leases are generally long-term in nature (original term five to fifty years or until the mineable and merchantable coal reserves are exhausted), and substantially all of the leases contain provisions that allow for automatic extension of the lease term as long as mining continues.

Depreciation of buildings, plants and equipment is calculated on the straight-line method over their estimated useful lives or lease terms as follows:

Years
Buildings and plants	20 to 30
Equipment	3 to 20
Capital leases	4 to 7

Ownership of assets under capital leases transfers to us at the end of the lease term.  Depreciation of assets under capital leases is included within Depreciation, depletion and amortization.

Amortization of development costs is computed using the units-of-production method over the estimated proven and probable reserve tons.

Depletion of mining properties owned in fee and leased mineral rights is computed using the units-of-production method over the estimated proven and probable reserve tons (as adjusted for recoverability factors). As of December 31, 2010, approximately $227.7 million of costs associated with mining properties owned in fee and leased mineral rights are not currently subject to depletion as mining has not begun or production has been temporarily idled on the associated coal reserves.

We capitalize certain costs incurred in the development of internal-use software, including external direct material and service costs.  All costs capitalized are amortized using the straight-line method over the estimated useful life not to exceed 7 years.

Acquired Coal Sales Contracts, Transportation Contracts, and Mining Permits

Application of business combination accounting in connection with the acquisition of Cumberland Resources Corporation and certain affiliated entities (“Cumberland”) resulted in the recognition of a significant asset for above market-priced coal sales contacts, transportation contracts, and mining permits on the date of the acquisition. Our coal sales contracts and transportation contracts are amortized based on the actual amount of tons shipped under each contract.  Mining permits are amortized using the units-of-production method over the estimated proven and probable reserve tons. These assets are recorded under the caption Intangible assets, net in the Consolidated Balance Sheets and the amortization expense is reflected under the caption Depreciation, depletion and amortization in the Consolidated Statements of Income.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net identifiable tangible and intangible assets of acquired companies. Goodwill is not amortized; instead, it is tested for impairment annually or more frequently if indicators of impairment exist. As a result of the Cumberland Acquisition, we recorded Goodwill in our Consolidated Balance Sheet. We determined that the goodwill generated from the acquisition was directly attributable to the operating efficiencies at the Cumberland entities. Therefore, the goodwill was allocated entirely to the Cumberland reporting unit.

On an ongoing basis, absent any impairment indicators, we perform goodwill impairment testing as of October 1 of each year. We test consolidated goodwill for impairment using a fair value approach at the reporting unit level, and perform the goodwill impairment test in two steps.  Step one compares the fair value of the reporting unit to its carrying amount. If step one indicates that an impairment potentially exists, the second step is performed to measure the amount of impairment, if any. Goodwill impairment exists when the estimated fair value of goodwill is less than its carrying value.

For purposes of the step one analysis, an estimate of fair value for the reporting unit is derived from a combination of the income approach and the market approach.  Under the income approach, the fair value of each reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of significant management assumptions including markets, sales volumes and prices, costs to produce, capital spending, working capital changes and the discount rate. The discount rate is commensurate with the risk inherent in the projected cash flows and reflects the rate of return required by an investor in the current economic conditions.  Under the market approach, estimates of prices reasonably expected to be realized from the sale of the reporting unit are used to determine the fair value of the reporting unit.

For purposes of the step two analysis, an estimate of the fair value of goodwill is derived using the same methodology for determining goodwill recognized in a business combination (i.e., the fair value of the reporting unit is allocated to all the assets and liabilities, including any unrecognized intangible assets, as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the purchase price paid to acquire the reporting unit, with the residual then recorded as goodwill).

Our annual goodwill impairment review performed on October 1, 2010 for the $36.7 million of goodwill recorded in our Consolidated Balance Sheet indicated the fair value of the reporting unit exceeded its carrying value.

Asset Impairment and Disposal of Long-Lived Assets

Long-lived assets, such as property, equipment, mine development costs, owned and leased mineral rights longwall panel costs and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated fair value.  The fair value is determined using the estimated undiscounted cash flows expected to be generated by the assets along with, where appropriate, market inputs.  The determination of fair value requires the use of significant judgment and estimates about assumptions that management believes are appropriate in the circumstances although it is reasonably possible that actual performance will differ from these assumptions.  If the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized equal to the amount by which the carrying amount of the asset exceeds the estimated fair value of the asset.  See Note 6 to the Notes to Consolidated Financial Statements for more information.

Insurance Recoveries

Insurance recoveries that are deemed to be probable and reasonably estimable are recognized to the extent of the related loss.  Insurance recoveries that result in gains are recognized only when realized by settlement with the insurers.  The evaluation of insurance recoveries requires estimates and judgments about future results that affect reported amounts and certain disclosures. Actual results could differ from those estimates.

Advance Mining Royalties

Coal leases that require minimum annual or advance payments and are recoverable from future production are generally deferred and charged to expense as the coal is subsequently produced.  At December 31, 2010 and 2009, advance mining royalties included in Other noncurrent assets totaled $43.5 million and $40.4 million, net of an allowance of $13.2 million and $12.8 million, respectively.

Reclamation

We record asset retirement obligations (“ARO”) as a liability based on fair value, which is calculated as the present value of the estimated future cash flows, in the period in which it is incurred. Management and engineers periodically review the estimate of ultimate reclamation liability and the expected period in which reclamation work will be performed. In estimating future cash flows, we consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary.  The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on our behalf.  When the liability is initially recorded, the offset is capitalized by increasing the carrying amount of the related long-lived asset.  Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset.  Accretion expense is included in Cost of produced coal revenue.  To settle the liability, the obligation is paid, and to the extent there is a difference between the liability and the amount of cash paid, a gain or loss upon settlement is incurred.  Additionally, we perform a certain amount of required reclamation of disturbed acreage as an integral part of our normal mining process; these costs are expensed as incurred.  See Note 13 for a more complete discussion of our reclamation liability.

Pension Plans

We sponsor a noncontributory defined benefit pension plan covering substantially all administrative and non-union employees.  Our policy is to annually fund the defined benefit pension plan at or above the minimum amount required by law.  We also sponsor a nonqualified supplemental benefit pension plan for certain salaried employees, which is unfunded.

Costs of benefits to be provided under our defined benefit pension plans are accrued over the employees’ estimated remaining service life.  These costs are determined on an actuarial basis.  We recognize the funded status of our benefit plans in our Consolidated Balance Sheet and recognize as a component of Accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost.  These amounts will be adjusted as they are subsequently recognized as components of net periodic benefit cost. See Note 9 for a more complete discussion of our pension plans.

Black Lung Benefits

We are responsible under the Federal Coal Mine Health and Safety Act of 1969, as amended, and under various states’ statutes for the payment of medical and disability benefits to employees and their dependents resulting from occurrences of black lung.  We provide for federal and state black lung claims principally through a self-insurance program.

Costs of benefits to be provided under our accumulated black lung obligations are accrued over the employees’ estimated remaining service life.  These costs are determined on an actuarial basis.  We recognize the funded status of our black lung obligations in our Consolidated Balance Sheet and recognize as a component of Accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost.  We use the service cost method to account for our self-insured black lung obligation.  The liability measured under the service cost method represents the discounted future estimated cost for former employees either receiving or projected to receive benefits, and the portion of the projected liability relative to prior service for active employees projected to receive benefits.  Expense for black lung under the service cost method represents the service cost, which is the portion of the present value of benefits allocated to the current year, interest on the accumulated benefit obligation, and amortization of unrecognized actuarial gains and losses.  We amortize unrecognized actuarial gains and losses over a five-year period.  See Note 15 for a more complete discussion of black lung benefits.

Workers’ Compensation

We are liable for workers’ compensation benefits for traumatic injuries under state workers’ compensation laws in states in which we have operations.  Our operations have workers’ compensation coverage through a combination of either a self-insurance program, or commercial insurance through a deductible or first dollar insurance policy.  We record our self-insured liability on a discounted actuarial basis using various assumptions, including discount rate and future cost trends.  See Note 15 for a more complete discussion of workers’ compensation benefits.

Postretirement Benefits Other than Pensions

We sponsor defined benefit health care plans that provide postretirement medical benefits to eligible union and non-union members.  Costs of benefits to be provided under our postretirement benefits other than pensions are accrued over the employees’ estimated remaining service life.  These costs are determined on an actuarial basis.  We recognize the funded status of our benefit plans in our Consolidated Balance Sheet and recognize as a component of Accumulated other comprehensive loss, net of tax, the gains or losses and prior service costs or credits that arise during the period but are not recognized as components of net periodic benefit cost.  These amounts will be adjusted as they are subsequently recognized as components of net periodic benefit cost.

Under the Coal Industry Retiree Health Benefits Act of 1992 (the “Coal Act”), coal producers are required to fund medical and death benefits of certain retired union coal workers based on premiums assessed by the United Mine Workers of America (“UMWA”) Benefit Funds.  We treat our obligation under the Coal Act as participation in a multi-employer plan and record the cost of our obligation as expense as payments are assessed.  See Note 14 for a more complete discussion of postretirement benefits other than pensions.

Stock-based Compensation

We measure the compensation cost of equity instruments based on their grant-date fair value, which is recognized as expense on a straight-line basis over the corresponding vesting period.  We use the Black-Scholes option-pricing model to determine the fair value of stock options as of the date of grant and certain liability awards with option characteristics (i.e., stock appreciation rights, or “SARs”).  See Note 16 for a more complete discussion of stock-based compensation.

Earnings per Share

Basic earnings per share is computed by dividing net income by the weighted-average number of outstanding common shares for the period. Diluted earnings per share reflects the potential dilution that could occur if instruments that may require the issuance of common shares in the future were settled and the underlying common shares were issued. Diluted earnings per share is computed by increasing the weighted-average number of outstanding common shares computed in basic earnings per share to include the additional common shares that would be outstanding after issuance and adjusting net income from changes that would result from the issuance. Only those securities that are dilutive are included in the calculation. See Note 2 for a more complete discussion.

Recent Accounting Pronouncements

In April 2010, the FASB issued an accounting standard update, amending disclosure requirements related to income taxes as a result of the Patient Protection and Affordable Care Act (“PPACA”).  Beginning in fiscal year 2014, the tax deduction available to us will be reduced to the extent our drug expenses are reimbursed under the Medicare Part D retiree drug subsidy program.  Because retiree health care liabilities and the related tax impacts are already reflected in our Consolidated Financial Statements, we were required to recognize the full accounting impact of this accounting standard update in the period in which the PPACA was signed into law.  The total non-cash charge to Income tax expense related to the reduction in the tax benefit was $2.6 million, and was recorded in 2010.

2.	Earnings Per Share

The number of shares of Common Stock used to calculate basic earnings per share for the year ended December 31, 2010, 2009 and 2008, is based on the weighted average of outstanding shares of Common Stock during the respective periods.  The number of shares of Common Stock used to calculate diluted earnings per share is based on the number of shares of Common Stock used to calculate basic earnings per share plus the dilutive effect of stock options and other stock-based instruments held by our employees and directors during each period and debt securities currently convertible into shares of Common Stock during each period.  The effect of dilutive securities issuances in the amount of 2.0 million, 1.2 million and 0.01 million shares of Common Stock for the year ended December 31, 2010, 2009, and 2008, respectively, were excluded from the calculation of diluted net (loss) income per share of Common Stock, as such inclusion would result in antidilution.

The computations for basic and diluted net (loss) income per share are based on the following per share information:

	Year Ended December 31,
	2010	2009	2008
	(In Thousands, Except Per Share Amounts)
Numerator:
Net (loss) income - numerator for basic	$(166,587)	$104,433	$47,829
Effect of convertible notes	—	174	188
Net (loss) income - numerator for diluted	$(166,587)	$104,607	$48,017

Denominator:
Weighted average shares - denominator for basic	97,545	84,992	81,816
Effect of stock options/restricted stock	—	317	772
Effect of convertible notes	—	289	307
Adjusted weighted average shares - denominator for diluted	97,545	85,598	82,895

Net (loss) income per share:
Basic	$ (1.71)	$ 1.23	$ 0.58
Diluted	$ (1.71)	$ 1.22	$ 0.58

The 2.25% Notes are convertible by holders into shares of Common Stock during certain periods under certain circumstances.  The 2.25% Notes were eligible for conversion at December 31, 2010.  If all of the 2.25% Notes outstanding at December 31, 2010 had been converted at that date, we would have issued 287,113 shares of Common Stock.

The 3.25% Notes are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, Common Stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation.  As of December 31, 2010, the 3.25% Notes had not reached the specified threshold for conversion.

3.	Acquisition of Cumberland

On April 19, 2010, we completed the acquisition of Cumberland for a purchase price of $644.7 million in cash and 6,519,034 shares of Common Stock.  Prior to the acquisition, Cumberland was one of the largest privately held coal producers in the United States.  Cumberland’s operations include primarily underground coal mines in Southwestern Virginia and Eastern Kentucky.  As a result of the acquisition, we obtained an estimated 415 million tons of contiguous coal reserves. We also obtained a preparation plant in Kentucky served by the CSX railroad and a preparation plant in Virginia served by the Norfolk Southern railroad.  We did not incur or assume any third-party debt as a result of the acquisition of Cumberland.  The acquisition of Cumberland increases our metallurgical coal reserves, strengthens our ability to globally market steam and metallurgical quality coal, and optimizes both operational best practices and working capital generation.

The acquisition of Cumberland was accounted for as a business combination.  The fair value of the total consideration transferred was $934.2 million.  The acquisition date fair value of each class of consideration transferred was as follows:

(In Thousands)
Fair value of shares of Common Stock	$289,511
Cash	644,730
Total purchase price	$934,241

The Fair value of shares of Common Stock transferred was determined by using the Common Stock’s closing price of $44.41 on the day of the acquisition.

In determining the purchase price, we also considered Cumberland’s strong management team and the efficiency of its operations. Because these factors do not arise from contractual or other legal rights, nor are they separable, the value attributable to these factors is included in the amount recognized as goodwill.  The goodwill is deductible for tax purposes.

The purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values determined by appraisals of the assets acquired and liabilities assumed.  The final purchase price allocation was as follows:

(In Thousands)	Purchase Price Allocation

Cash and cash equivalents	$14,753
Trade and other accounts receivable	52,802
Inventories	11,942
Other current assets	4,140
Net property, Plant and Equipment	763,083
Intangible assets, net	167,021
Goodwill	36,707
Other noncurrent Assets	529
Total assets	1,050,977

Accounts payable, principally trade and bank overdrafts	24,784
Payroll and employee benefits	8,648
Other current liabilities	25,624
Deferred income taxes	46,243
Other noncurrent liabilities	11,437
Total liabilities	116,736

Net assets acquired	$934,241

Total revenues and (Loss) income before taxes reported in the Consolidated Statements of Income for the year ended December 31, 2010 included $438.2 million and $26.5 million, respectively, related to the operations acquired in the Cumberland acquisition.

The following unaudited pro forma information has been prepared for illustrative purposes only and assumes the acquisition of Cumberland occurred at the beginning of each of the periods being presented.  The unaudited pro forma results have been prepared based on estimates and assumptions that we believe are reasonable; however, they are not necessarily indicative of the consolidated results of operations had the acquisition of Cumberland occurred at the beginning of each of the periods presented or of future results of operations.

	Year Ended December 31,
(In Thousands)	2010	2009

Total revenue
As reported	$3,038,974	$2,691,159
Pro forma	$3,242,353	$3,255,324

Net (loss) income
As reported	$(166,587)	$104,433
Pro forma	$(152,886)	$118,179

4.	Inventories

Inventories consisted of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
Saleable coal	$183,156	$179,081
Raw coal	47,376	36,254
Subtotal coal inventory	230,532	215,335
Supplies inventory	58,495	54,491
Total inventory	$289,027	$269,826

Saleable coal represents coal ready for sale, including inventories designated for customer facilities under consignment arrangements of $34.8 million and $43.7 million at December 31, 2010 and 2009, respectively.  Raw coal represents coal that generally requires further processing prior to shipment to the customer.

5.	Other Current Assets

Other current assets are comprised of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
Longwall panel costs	$10,430	$12,041
Deposits	105,216	133,794
Other	77,530	90,155
Total other current assets	$193,176	$235,990

During 2010, we impaired $5.1 million of Longwall panel costs deemed not to be recoverable at UBB due to an accident that occurred in April 2010.  See Note 6 to the Notes to Consolidated Financial Statements for more information.

Deposits consist primarily of funds placed in restricted accounts with financial institutions to collateralize letters of credit that support workers’ compensation requirements, insurance and other obligations.  As of December 31, 2010 and 2009, Deposits includes $59.4 million and $46.0 million, respectively, of funds pledged as collateral to support $58.2 million and $45.1 million, respectively, of outstanding letters of credit.  In addition, Deposits at December 31, 2010 and 2009, includes $11.6 million and $12.1 million, respectively of United States Treasury securities supporting various regulatory obligations.  As of December 31, 2009, Deposits included a $72.0 million appeal bond we had been required to post related to litigation against us, which was released by the West Virginia Supreme Court of Appeals during the first quarter of 2010, as the final appeal of the case at the state level was resolved in our favor.  During 2010, we posted $9.3 million of cash as collateral for an appeal bond related to pending litigation with one of our customers (see Note 22 to the Notes to Consolidated Financial Statements for more information).  Deposits also includes $17.8 million and $1.6 million for future equipment deliveries as of December 31, 2010 and 2009, respectively.

The Other caption in the table above at December 31, 2010 includes $10.0 million associated with the funding of a portion of our deferred compensation plan.

We have committed to the divestiture of certain mining equipment assets which are not part of our short-term mining plan.  At December 31, 2010, and 2009, the carrying amount of assets held for sale totaled $24.2 million and $22.3 million, respectively and is included in Other current assets.

6.	Property, Plant and Equipment

Property, plant and equipment is comprised of the following:

	December 31, 2010	December 31, 2009
	(In Thousands)
Land, buildings and equipment	$2,983,866	$2,631,886
Mining properties owned in fee and leased mineral rights	1,428,394	851,704
Mine development	1,221,529	1,131,707
Total property, plant and equipment	5,633,789	4,615,297
Less accumulated depreciation, depletion and amortization	(2,416,104)	(2,270,527)
Property, plant and equipment, net	$3,217,685	$2,344,770

Land, buildings and equipment includes gross assets under capital leases of $12.3 million and $12.9 million at December 31, 2010 and 2009, respectively

On April 5, 2010, an explosion occurred at the Upper Big Branch (“UBB”) mine of our Performance resource group, which damaged assets associated with the operation at UBB.  Therefore during 2010, we recorded impairment charges related to the UBB incident of $63.6 million, which are included in Depreciation, depletion and amortization applicable to Cost of produced coal revenue, in our Consolidated Statements of Income.  In accordance with relevant accounting requirements, Property, plant and equipment (which included mine development) and longwall panel costs located at or near UBB with a carrying amount of $35.4 million and $28.2 million (of which $5.1 million was considered current assets and $23.1 million noncurrent assets), respectively, were deemed to be destroyed or probable of abandonment.  Accordingly, the carrying value of the assets was completely written off.  There was approximately $14.9 million of assets at or near the UBB mine that were not impaired; our determination of recoverability related to these assets was based on our assumptions about future operations at UBB and possible alternatives to accessing the related coal reserves.  Given the ongoing investigations into the cause of the UBB tragedy and the uncertainty around the future operations at the UBB mine, there is a reasonable possibility that additional impairments could be recorded in future periods.

During 2010, we recorded $20.5 million of impairment charges for unamortized mine development costs at certain idled mines.  In light of increased regulatory scrutiny and the current production levels at certain of our mining locations,  management determined certain assets were unlikely to be recovered in future periods. The remaining carrying value of the unamortized mine development costs for these idled mines is immaterial. The charges are included in Depreciation, depletion and amortization in the Consolidated Statement of Income.

During 2010 and 2009, we received $22.2 million and $15.4 million, respectively, in insurance proceeds for reconstruction of the Bandmill preparation plant and reimbursement of related expense. Of the 2010 proceeds, $15.5 million are included in Cash utilized for investing and $6.7 million are included in Cash from operations in the Consolidated Statement of Cash Flows. The receipts received in 2010 resulted in a pre-tax gain of $18.4 million on insurance recovery related to the Bandmill preparation plant fire property insurance recovery. $11.2 million of the gain was recorded in Other revenue and $7.2 million of the gain was recorded in Cost of produced coal revenue in the Consolidated Statement of Income.

During 2010 and 2008 we sold and leased-back certain mining equipment. We received net proceeds of $16.5 million and $41.3 million, for the years ended December 31, 2010 and 2008, respectively, resulting in net deferred gains of $0.5 million and $2.4 million, respectively. During 2009, we had no material sale-leaseback transactions.

7.	Intangible assets

As part of the acquisition of Cumberland during 2010, we acquired Intangible assets with a fair value of $167.0 million.  Intangible assets are comprised of the following:

(In Thousands)	December 31, 2010

Coal sales contracts	$96,870
Transportation contracts	61,700
Mining permits	8,451
Intangible assets, cost	167,021
Accumulated amortization	(46,098)
Intangible assets, net	$120,923

Our Coal sales contracts and Transportation contracts are amortized based on the actual amount of tons shipped under each contract.  Mining permits are amortized using the units-of-production method over the estimated proven and probable reserve tons.  For the year ended December 31, 2010, we recorded $46.1 million in amortization expense related to the Intangible assets in Depreciation, depletion, and amortization in the Consolidated Statement of Income.

Estimated amortization expense for Intangible assets for the next five calendar years is as follows:

(In Thousands)	Estimated Amortization Expense
2011	$64,974
2012	$8,374
2013	$8,157
2014	$7,926
2015	$7,571

8.	Goodwill

As a result of the acquisition of Cumberland during 2010, we recorded Goodwill in our Consolidated Balance Sheet.

(In Thousands)
Balance at December 31, 2009	$—
Increase in goodwill due to acquisition of Cumberland	36,707
Balance at December 31, 2010	$36,707

9.	Pension Plans

Defined Benefit Pension Plans

We sponsor a qualified non-contributory defined benefit pension plan, which covers substantially all administrative and non-union employees.  Based on a participant’s entrance date to the plan, the participant may accrue benefits based on one of four benefit formulas.  Two of the formulas provide pension benefits based on the employee’s years of service and average annual compensation during the highest five consecutive years of service.  The third formula credits certain eligible employees with flat dollar contributions based on years of service with the Company and years of service under the UMWA 1974 Pension Plan.  The fourth formula provides benefits under a cash balance formula with contribution credits based on hours worked.  This last formula has a guaranteed rate of return on contributions of 4% for all contributions after December 31, 2003.  Funding for the plan is generally at the minimum contribution level required by applicable regulations. We made contributions of $19.8 million and $15.0 million to the qualified plan during 2010 and 2009, respectively.

An independent trustee holds the plan assets for the qualified defined benefit pension plan.  The plan assets include cash and cash equivalents, corporate and government bonds, preferred and common stocks and an investment in a group annuity contract.  We have an internal investment committee (“Investment Committee”) that sets investment policy, selects and monitors investment managers and monitors asset allocation.  Diversification of assets is employed to reduce risk.  The long-term target asset allocation is 65% for equity securities (including 50% domestic and 15% international) and 35% for cash and interest bearing securities.  The investment policy is based on the assumption that the overall portfolio volatility will be similar to that of the target allocation.  Given the volatility of the capital markets, strategic adjustments in various asset classes may be required to rebalance asset allocation back to its target policy.  Investment fund managers are not permitted to invest in certain securities and transactions as outlined by the investment policy statements specific to each investment category without prior Investment Committee approval.

In January 2009, the Investment Committee decided to reduce the targeted asset allocation for an interim period for equity securities to 25% of current plan assets given the recent volatility and uncertainty in the equity securities market.  The Investment Committee decided to invest $65 million of plan assets previously invested in equity securities in a fixed duration, fixed income strategy with an effective duration of approximately four years.  The Investment Committee expects to rebalance the asset portfolio consistent with the long-term target asset allocation at the maturity of the fixed income, fixed duration strategy.

To develop the expected long-term rate of return on assets assumption, we considered the historical returns and the future expectations for returns for each asset class, as well as the long-term target asset allocation of the pension portfolio.  This resulted in the selection of the 8.0% long-term rate of return on assets assumption for the year ended December 31, 2010.  As we plan to return to our targeted asset allocation, we believe the expected long-term rate of return on plan assets of 8.0% continues to be appropriate.

The asset allocation for our funded qualified defined benefit pension plan at the end of 2010 and 2009, is as follows:

	Percentage of Plan Assets at Year Ended
	December 31, 2010	December 31, 2009

Equity securities (domestic and international)	35.6%	29.2%
Debt securities	53.4%	59.3%
Other (includes cash, cash equivalents and a group annuity contract)	11.0%	11.5%
Total fair value of plan assets	100.0%	100.0%

Under the fair value hierarchy, our qualified defined benefit pension plan assets fall under Level I - quoted prices in active markets and Level II - other observable inputs (see Note 20 to the Notes to Consolidated Financial Statements for more information on the fair value hierarchy).  The following table provides the fair value by each major category of plan assets:

	December 31, 2010
	Level 1	Level 2
	(In Thousands)
Equity securities	$73,681	$—
Debt securities	—	143,315
Common/collective trust	—	21,858
Commingled short-term investment funds	—	20,055
Insurance contract		9,345

	December 31, 2009
	Level 1	Level 2
	(In Thousands)
Equity securities	$49,461	$—
Debt securities	—	145,563
Common/collective trust	—	19,697
Commingled short-term investment funds	—	13,270
Insurance contract	—	9,204

In addition to the qualified defined benefit pension plan noted above, we sponsor a nonqualified supplemental benefit pension plan for certain salaried employees.  Participants in this nonqualified supplemental benefit pension plan accrue benefits under the same formula as the qualified defined benefit pension plan, however, where the benefit is capped by Internal Revenue Service (“IRS”) limitations, this nonqualified supplemental benefit pension plan compensates for benefits in excess of the IRS limit.  This supplemental benefit pension plan is unfunded, with benefit payments made by us.

The following table sets forth the change in benefit obligation, plan assets and funded status of both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan:

	Year Ended
	December 31,	December 31,
	2010	2009
	(In Thousands)
Change in benefit obligation:
Benefit obligation at the beginning of the period	$303,418	$280,128
Service cost	10,148	9,405
Interest cost	17,942	16,875
Actuarial loss	42,436	8,300
Benefits paid	(11,933)	(11,290)
Benefit obligation at the end of the period	362,011	303,418

Change in plan assets:
Fair value at the beginning of the period	237,195	207,750
Actual return on assets	23,078	25,661
Company contributions	19,914	15,074
Benefits paid	(11,933)	(11,290)
Fair value of plan assets at end of period	268,254	237,195

Funded status	$(93,757)	$(66,223)

Qualified defined benefit pension plan, included in Pension obligation	$(79,721)	$(55,610)
Nonqualified supplemental benefit pension plan, included in Other noncurrent liabilities	(14,036)	(10,613)
Accrued Pension obligation recognized, net	$(93,757)	$(66,223)

The table below details the changes to Accumulated other comprehensive loss related to defined benefit pension plans:

	Year Ended
	December 31, 2010		December 31, 2009
	(In Thousands)
	Net loss	Prior service cost	Net loss	Prior service cost
January 1 beginning balance	$78,006	$9	$89,260	$34
Changes to Accumulated other comprehensive loss	14,650	(3)	(11,254)	(25)
December 31 ending balance	$92,656	$6	$78,006	$9

We expect the estimated net loss and prior service cost for the defined benefit pension plan that will be amortized from accumulated other comprehensive income into net periodic benefit cost over the next fiscal year to be $16.6 million and $5,000, respectively.

The assumptions used in determining pension benefit obligations for both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan are as follows:

	December 31,	December 31,
	2010	2009
Discount rates	5.50%	6.00%
Rates of increase in compensation levels	3.00%	3.00%

Net periodic pension expense for both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan includes the following components:

	Year Ended
	December 31,	December 31,	December 31,
	2010	2009	2008
	(In Thousands)
Service cost	$10,148	$9,405	$8,680
Interest cost	17,942	16,875	15,881
Expected return on plan assets	(19,205)	(16,359)	(22,852)
Recognized loss	14,302	17,447	770
Amortization of prior service cost	5	41	42
Net periodic pension expense	$23,192	$27,409	$2,521

The assumptions used in determining pension expense for both the qualified defined benefit pension plan and nonqualified supplemental benefit pension plan are as follows:

	December 31,	December 31,	December 31,
	2010	2009	2008
Discount rates	6.00%	6.10%	6.50%
Rates of increase in compensation levels	3.00%	4.00%	4.00%
Expected long-term rate of return on plan assets	8.00%	8.00%	8.00%

We expect to make contributions of approximately $20 million in 2011. We also expect to contribute approximately $0.9 million for benefit payments to participants in 2011 for the nonqualified supplemental benefit pension plan.

The following benefit payments from both the qualified defined benefit pension plan and the nonqualified supplemental benefit pension plan, which reflect expected future service, as appropriate, are expected to be paid from the plans:

Expected Pension
Benefit Payments
(In Thousands)
2011	$14,505
2012	$15,120
2013	$15,872
2014	$16,896
2015	$17,688
Years 2016 to 2020	$104,022

Multi-Employer Pension

Under labor contracts with the UMWA, certain operations make payments into two multi-employer defined benefit pension plan trusts established for the benefit of certain union employees.  The contributions are based on tons of coal produced and hours worked.  Such payments aggregated to less than $600,000 for each of the years ended December 31, 2010, 2009, and 2008.

Defined Contribution Plan

We currently sponsor a defined contribution pension plan for certain union employees.  The plan is non-contributory and our contributions are based on hours worked.  Contributions to this plan were approximately $75,000 for each of the years ended December 31, 2010, 2009, and 2008.

Salary Deferral and Profit Sharing (401(K)) Plan

We also sponsor three salary deferral and profit sharing plans covering substantially all administrative and non-union employees.  The maximum salary deferral rate is 75% of eligible pay, subject to IRS limitations.  Prior to May 1, 2009, we contributed an amount equal to 30% of the first 10% of each participant’s compensation contributed.  During 2010, we contributed amounts between 10% to 60% of the first 10% of each participant’s compensation contributed.  Our contributions aggregated approximately $4.4 million, $2.5 million and $4.6 million for the years ended December 31, 2010, 2009 and 2008, respectively.

10.	Debt

Our debt is comprised of the following:

	December 31,	December 31,
	2010	2009
	(In Thousands)
6.875% senior notes due 2013, net of discount	$757,462	$756,727
3.25% convertible senior notes due 2015, net of discount	546,323	526,435
6.625% senior notes due 2010	—	21,949
2.25% convertible senior notes due 2024	9,647	9,647
Capital lease obligations	2,747	4,328
Total debt	1,316,179	1,319,086
Amounts due within one year	(12,327)	(23,531)
Total long-term debt	$1,303,852	$1,295,555

The weighted average effective interest rate of the outstanding borrowings was 7.3% at both December 31, 2010 and 2009.

Convertible Debt Securities

The discount associated with the 3.25% Notes is being amortized via the effective-interest method, increasing the reported liability until the notes are carried at par value on their maturity date.  We separately account for the liability and equity components in a manner reflective of our nonconvertible debt borrowing rate, which was determined to be 7.75% at the date of issuance. We recognized $19.9 million, $18.4 million, and $6.9 million of pre-tax non-cash interest expense for the amortization of the discount for the twelve months ended December 31, 2010, 2009, 2008, respectively.

6.625% Notes

During January 2010, we redeemed at par the remaining $21.9 million of our 6.625% senior notes due 2010.

Financing Transactions

On August 5, 2008, we commenced a consent solicitation and tender offer for any and all of the outstanding $335 million of 6.625% Notes and concurrently we commenced registered underwritten public offerings of convertible senior notes (the “3.25% Notes”) and shares of Common Stock and announced our intention to use the proceeds of the offerings to purchase some or all of the 6.625% Notes in the tender offer and for general corporate purposes.

On August 19, 2008, we settled with holders of $311.5 million of the 6.625% Notes, representing approximately 93% of the outstanding 6.625% Notes, who tendered their 6.625% Notes pursuant to our consent solicitation and tender offer for the 6.625% Notes.  The total consideration for these 6.625% Notes was $1,026.57 per $1,000 principal amount of the 6.625% Notes.  The total consideration included a consent payment of $25 per $1,000 principal amount of the 6.625% Notes.  In addition to the total consideration, holders also received interest which was accrued and unpaid since the previous interest payment date.

As a result of the consents of approximately 93% of the outstanding 6.625% Notes, we received the requisite consents to execute a supplemental indenture relating to the 6.625% Notes, which eliminated substantially all of the restrictive covenants in the 6.625% Notes’ indenture.

On September 3, 2008, we settled with holders of an additional $1.6 million of the 6.625% Notes, who tendered their 6.625% Notes after the consent solicitation deadline.  The total consideration for these 6.625% Notes was $1,001.57 per $1,000 principal amount of the 6.625% Notes.  In addition to the total consideration, holders also received interest which was accrued and unpaid since the previous interest payment date.

During 2008, we recognized charges totaling $15.2 million, including $1.9 million for the write-off of unamortized financing fees and $4.2 million for the unamortized interest rate swap termination payment (as discussed below) recorded in Interest expense, and $9.1 million for the debt consent solicitation and tender offer recorded in Loss on financing transactions.

Fair Value Hedge Adjustment

On December 9, 2005, we exercised our right to terminate our interest rate swap agreement, which was designated as a hedge against a portion of the 6.625% Notes.  We paid a $7.9 million termination payment to the swap counterparty on December 13, 2005 (“Fair value hedge adjustment”).  The termination payment was being amortized into Interest expense through November 15, 2010, the maturity date of the 6.625% Notes.  As discussed in this Note under Financing Transactions above, on August 19, 2008, we settled with holders of approximately 93% of the outstanding 6.625% Notes that were tendered pursuant to our consent solicitation and tender offer for the 6.625% Notes.  As a result of the acceptance of the consent solicitation and tender offer of the 6.625% Notes, the remaining balance of the Fair value hedge adjustment of $4.2 million was written off to Interest expense.  For the year ended December 31, 2008, $5.1 million of the Fair value hedge adjustment was recorded in Interest expense.

6.875% Notes

The 6.875% Notes are unsecured obligations ranking equally with all other unsecured senior indebtedness of ours and are guaranteed by substantially all of our current and future subsidiaries, (the “Guarantors”). Interest on the 6.875% Notes is payable on December 15 and June 15 of each year.  We may redeem the 6.875% Notes, in whole or in part, for cash at any time on or after December 15, 2009 at a redemption price equal to 100% of the principal amount plus a premium declining ratably to par, plus accrued and unpaid interest.  The guarantees are full and unconditional obligations of the Guarantors and are joint and several among the Guarantors.  The subsidiaries not providing a guarantee of the 6.875% Notes are minor (as defined under SEC Rule 3-10(h)(6) of Regulation S-X).

The 6.875% Notes contain a number of significant restrictions and covenants that limit our ability and our subsidiaries’ ability to, among other things:  (i) incur liens and debt or provide guarantees in respect of obligations of any other person; (ii) increase Common Stock dividends above specified levels; (iii) make loans and investments; (iv) prepay, redeem or repurchase debt; (v) engage in mergers, consolidations and asset dispositions; (vi) engage in affiliate transactions; (vii) create any lien or security interest in any real property or equipment; (viii) engage in sale and leaseback transactions; and (ix) restrict distributions from subsidiaries.  We are currently in compliance with all covenants.

3.25% Notes

On August 12, 2008, we issued $690 million of 3.25% Notes in a registered underwritten public offering, resulting in net proceeds to us of approximately $674.1 million.  The 3.25% Notes are guaranteed on a senior unsecured basis by the Guarantors.  The subsidiaries not providing a guarantee of the 3.25% Notes are minor (as defined under SEC Rule 3-10(h)(6) of Regulation S-X).  The guarantees are full and unconditional obligations of the Guarantors and are joint and several among the Guarantors.  The 3.25% Notes and the guarantees rank equally with all of our and the Guarantors’ existing and future senior unsecured indebtedness and rank senior to all of our and the Guarantors’ indebtedness that is expressly subordinated to the 3.25% Notes and the guarantees, but are effectively subordinated to all of our and the Guarantors’ existing and future senior secured indebtedness to the extent of the value of the assets securing the indebtedness and to all liabilities of our subsidiaries that are not Guarantors.

The 3.25% Notes bear interest at a rate of 3.25% per annum, payable semi-annually in arrears on August 1 and February 1 of each year.  The 3.25% Notes will mature on August 1, 2015, unless earlier repurchased by us or converted.

The 3.25% Notes are convertible in certain circumstances during certain periods at an initial conversion rate of 11.4106 shares of Common Stock per $1,000 principal amount of 3.25% Notes (which represented an initial conversion price of approximately $87.64 per share), subject to adjustment in certain circumstances.  The conversion rate as of December 31, 2010 was 11.4542 shares of Common Stock per $1,000 principal amount of 3.25% Notes.

The 3.25% Notes are convertible under certain circumstances and during certain periods into (i) cash, up to the aggregate principal amount of the 3.25% Notes subject to conversion and (ii) cash, shares of Common Stock or a combination thereof, at our election in respect to the remainder (if any) of our conversion obligation.  Subject to earlier repurchase, the 3.25% Notes will be convertible only in the following circumstances and to the following extent:

•
during any calendar quarter, if the closing sale price of our shares of Common Stock for each of 20 or more trading days in a period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price in effect on the last trading day of the immediately preceding calendar quarter;

•
during the five consecutive business days immediately after any five consecutive trading day period (the “note measurement period”) in which the average trading price per $1,000 principal amount of 3.25% Notes was equal to or less than 97% of the average conversion value of the 3.25% Notes during the note measurement period;

•	if we make certain distributions on our shares of Common Stock or engage in certain transactions; and

•	at any time from, and including, February 1, 2015 until the close of business on the second business day immediately preceding August 1, 2015.

None of the 3.25% Notes are currently eligible for conversion.

The indenture governing the 3.25% Notes contains customary terms and covenants, including that upon certain events of default occurring and continuing, either the trustee for the 3.25% Notes or the holders of not less than 25% in aggregate principal amount of the 3.25% Notes then outstanding may declare the unpaid principal of the 3.25% Notes and any accrued and unpaid interest thereon immediately due and payable.  In the case of certain events of bankruptcy, insolvency or reorganization relating to us, the principal amount of the 3.25% Notes together with any accrued and unpaid interest thereon will automatically become and be immediately due and payable.

During 2009 and 2008, we concluded open market purchases of our 3.25% Notes, reducing the net liability outstanding by $9.5 million ($11.9 million of principal amount less $2.4 million of debt discount) and $14.5 million ($19.0 million of principal amount less $4.5 million of debt discount) at a cost of $10.0 million and $10.4 million, respectively, plus accrued interest.  After reversal of the equity component of these convertible notes of $0.3 million and $0.04 million in 2009 and 2008, respectively, a loss of $0.2 million was recorded in 2009 and a gain of $4.1 million was recorded in 2008, in Loss on financing transactions.  Depending on market conditions and covenant restrictions, we may continue to make debt repurchases from time to time through open market purchases, private transactions or otherwise.

2.25% Notes

The 2.25% Notes are unsecured obligations of ours, rank equally with all other unsecured senior indebtedness and are guaranteed by the Guarantors. The guarantees are full and unconditional obligations of the Guarantors and are joint and several among the Guarantors. The subsidiaries not providing a guarantee of the 2.25% Notes are minor (as defined under SEC Rule 3-10(h)(6) of Regulation S-X). Interest is payable semiannually on April 1 and October 1 of each year. We registered the 2.25% Notes with the SEC for resale.

Holders of the 2.25% Notes may require us to purchase all or a portion of their notes for cash on April 1, 2011, 2014, and 2019, at a purchase price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest.  In addition, if we experience certain specified types of fundamental changes on or before April 1, 2011, the holders may require us to purchase the notes for cash.  We may redeem all or a portion of the 2.25% Notes for cash at any time on or after April 6, 2011, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus any accrued and unpaid interest.

The 2.25% Notes are convertible during certain periods by holders into shares of Common Stock initially at a conversion rate of 29.7619 shares of Common Stock per $1,000 principal amount of 2.25% Notes (subject to adjustment upon certain events) under the following circumstances: (i) if the price of Common Stock issuable upon conversion reaches specified thresholds; (ii) if we redeem the 2.25% Notes; (iii) upon the occurrence of certain specified corporate transactions; or (iv) if the credit ratings assigned to the 2.25% Notes decline below certain specified levels.  Regarding the thresholds in (i) above, holders may convert each of their notes into shares of Common Stock during any calendar quarter (and only during such calendar quarter) if the last reported sale price of Common Stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous calendar quarter is greater than or equal to 120% of the conversion price per share of Common Stock.  The conversion price is $33.60 per share. As of December 31, 2010, the price per share of Common Stock had reached the specified threshold for conversion.  Consequently, the 2.25% Notes are convertible until March 31, 2011, the last day of our first quarter.  The 2.25% Notes may be convertible beyond this date if the specified threshold for conversion is met in subsequent quarters.  If all of the 2.25% Notes outstanding at December 31, 2010 had been eligible for conversion and were converted at that date, we would have issued 287,113 shares of Common Stock.  No conversions occurred during the year.

Asset-Based Lending Arrangement

On November 8, 2010, we entered into an amended and restated asset-based revolving credit agreement, which provides for available borrowings, including letters of credit, of up to $200 million, depending on the level of eligible inventory and accounts receivable.  Subject to certain conditions, at any time prior to maturity, we may elect to increase the size of the facility up to $250 million if lenders willing to support the additional $50 million can be identified.  The previous asset-based revolving credit agreement provided for available borrowings, including letters of credit, of up to $175 million, depending on the level of eligible inventory and accounts receivable.  In addition, we extended the facility’s maturity to May 2015.  As of December 31, 2010, there were $77.2 million of letters of credit issued and there were no outstanding borrowings under this facility.

The facility is collateralized by our accounts receivable, eligible coal inventories located at our facilities and on consignment at customers’ facilities, and other intangibles.  At December 31, 2010, total remaining availability was $122.8 million based on qualifying inventory and accounts receivable.

This facility contains a number of significant restrictions and covenants that limit our ability to, among other things:  (i) incur liens and debt or provide guarantees in respect of obligations of any other person; (ii) increase Common Stock dividends above specified levels; (iii) make loans and investments; (iv) prepay, redeem or repurchase debt; (v) engage in mergers, consolidations and asset dispositions; (vi) engage in affiliate transactions; (vii) create any lien or security interest in any real property or equipment; (viii) engage in sale and leaseback transactions; and (ix) make distributions from subsidiaries.  This facility also contains a financial covenant, which become operative only when our Average Excess Availability (as defined in the facility documents) is less than the greater of i) $30 million and ii) 15% of the aggregate amount of Revolving Commitments (as defined in the facility documents).  The financial covenant requires the maintenance of a Minimum Consolidated Fixed Charge Ratio of 1.00 to 1.00. We are currently in compliance with all covenants under the ABL Facility.

Debt Maturity

The aggregate amounts of scheduled long-term debt maturities assuming convertible notes are not eligible for conversion, including capital lease obligations, subsequent to December 31, 2010 are as follows:

(In Thousands)
2011	$2,680
2012	35
2013	760,035
2014	35
2015	659,063
Beyond 2015*	9,647

*
The 2.25% Notes in the amount of $9.6 million included herein may be redeemed at the option of the holders in 2011. However, the 2.25% Notes are included at the contractually stated maturity date of 2024 in the above table.

Total interest paid for the years ended December 31, 2010, 2009 and 2008, was $77.5 million, $75.5 million and $70.3 million, respectively.

Off-Balance Sheet Arrangements

In the normal course of business, we are a party to certain off-balance sheet arrangements including guarantees, operating leases, indemnifications, and financial instruments with off-balance sheet risk, such as bank letters of credit and performance or surety bonds. Liabilities related to these arrangements are not reflected in the consolidated balance sheets, and, except for the operating leases, which are discussed in Note 17 to the Notes to Consolidated Financial Statements, we do not expect any material impact on our cash flows, results of operations or financial condition to result from these off-balance sheet arrangements.

From time to time we use bank letters of credit to secure our obligations for workers’ compensation programs, various insurance contracts and other obligations. At December 31, 2010, we had $135.4 million of letters of credit outstanding of which $58.2 million was collateralized by $59.4 million of cash deposited in restricted, interest bearing accounts pledged to issuing banks and $77.2 million was issued under our asset based lending arrangement. No claims were outstanding against those letters of credit as of December 31, 2010.

We use surety bonds to secure reclamation, workers’ compensation, wage payments and other miscellaneous obligations. As of December 31, 2010, we had $373.5 million of outstanding surety bonds. These bonds were in place to secure obligations as follows: post-mining reclamation bonds of $352.4 million, and other miscellaneous obligation bonds of $21.1 million. The bonds are renewed annually.  Outstanding surety bonds of $46.9 million are secured with letters of credit.

Generally, the availability and market terms of surety bonds continue to be challenging. If we are unable to meet certain financial tests applicable to some of our surety bonds, or to the extent that surety bonds otherwise become unavailable, we would need to replace the surety bonds or seek to secure them with letters of credit, cash deposits, or other suitable forms of collateral.

11.	Income Taxes

Income tax (benefit) expense included in the Consolidated Statements of Income is as follows:

	Year Ended December 31,
	2010	2009	2008
	(In Thousands)
Current:
Federal	$(1,751)	$14,309	$(4,597)
State and local	494	116	122
Total current	(1,257)	14,425	(4,475)
Deferred:
Federal	(61,170)	15,374	4,593
State and local	(4,583)	3,033	980
Total deferred	(65,753)	18,407	5,573
Income tax (benefit) expense	$(67,010)	$32,832	$1,098

A reconciliation of Income tax (benefit) expense calculated at the federal statutory rate of 35% to our Income tax (benefit) expense on Net income (loss) is as follows:

	Year Ended December 31,
	2010	2009	2008
	(In Thousands)
U.S. statutory federal tax expense	$(81,759)	$48,043	$17,124
Increase (Decrease) resulting from:
State taxes	(4,276)	550	66
Non-deductible penalties	6,410	4,903	6,240
Percentage depletion	(24,680)	(33,918)	(45,671)
Non-deductible compensation	5,502	805	666
Medical subsidy adjustment	2,558	—	—
Valuation allowance adjustment	29,090	18,747	29,104
Alternative minimum tax credit refund, net of adjustment	—	(5,988)	(4,770)
Other, net	145	(310)	(1,661)
Income tax (benefit) expense	$(67,010)	$32,832	$1,098

Deferred taxes reflect the tax effects of differences between the amounts recorded as assets and liabilities for financial reporting purposes and the amounts recorded for income tax purposes.  The tax effects of temporary differences giving rise to deferred tax assets and liabilities are as follows:

	December 31,	December 31,
	2010	2009
	(In Thousands)
Deferred tax assets:
Postretirement benefit obligations	$140,657	$113,757
Workers’ compensation	33,101	23,707
Reclamation and mine closure	68,524	52,286
Alternative minimum tax credit carryforwards	113,977	113,977
Litigation	9,376	3,534
Deferred compensation	32,038	31,766
Goodwill	18,041	—
Federal net operating loss	171,163	110,415
State net operating loss	30,651	24,264
Other	22,252	33,032
Total deferred tax assets	639,780	506,738
Valuation allowance for deferred tax assets	(253,328)	(212,643)
Total deferred tax assets, net of valuation allowance	386,452	294,095
Deferred tax liabilities:
Plant, equipment and mine development	(322,266)	(282,030)
Mining property and mineral rights	(155,170)	(145,063)
Intangibles	(11,254)	—
Convertible Debt	(43,969)	(51,725)
Deferred royalties	(11,678)	(11,298)
Other	(5,498)	(13,209)
Total deferred tax liabilities	(549,835)	(503,325)
Deferred income taxes	$(163,383)	$(209,230)

Deferred tax assets include alternative minimum tax (“AMT”) credits of $114.0 million at both December 31, 2010 and 2009, federal net operating loss carryforwards of $528.8 million and $341.0 million as of December 31, 2010 and 2009, respectively, and net state net operating loss (“NOL”) carryforwards of $766.3 million and $606.6 million as of December 31, 2010 and 2009, respectively.  The AMT credits have no expiration date.  Federal NOL carryforwards expire beginning in 2018 and ending in 2025.  State NOL carryforwards expire beginning in 2016 and ending in 2025.

We have recorded a valuation allowance for a portion of deferred tax assets that management believes, more likely than not, will not be realized.  These deferred tax assets include AMT credits, federal NOL and state NOL carryforwards that will likely not be realized at the maximum effective tax rate. The valuation allowance increased for the year ended December 31, 2010, primarily as a result of the federal NOL and state NOL carryforwards discussed above.

In June 2006, the FASB issued accounting guidance, effective January 1, 2007, to create a single model to address accounting for uncertainty in income tax positions.  A tax position is initially recognized in the financial statements when it is more likely than not the position will be sustained upon examination by applicable taxing authorities.  To determine if uncertainty exists in these income tax positions, such tax positions are initially and subsequently measured as the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with the taxing authority assuming full knowledge of the position and all relevant facts.  During the years ended December 31, 2010 and 2009 we had no uncertain income tax positions and therefore no unrecognized tax benefits.  We accrue interest and penalties, if any, related to unrecognized tax benefits in Other noncurrent liabilities and recognize the related expense in Income tax expense.

We file income tax returns in the United States federal and various state jurisdictions, including West Virginia, Kentucky and Virginia.  The IRS has examined our federal income tax returns, or statutes of limitations have expired for years through 2006.  In the various states where we file state income tax returns, the state tax authorities have examined our state returns, or statutes of limitations have expired through 2005.  Management believes that we have adequately provided for any income taxes that may ultimately be paid with respect to all open tax years.

12.	Other Noncurrent Liabilities

Other noncurrent liabilities are comprised of the following:

	December 31,	December 31,
	2010	2009
	(In Thousands)
Reclamation (Note 13)	$230,968	$193,361
Other postretirement benefits (Note 14)	178,113	155,024
Workers’ compensation and black lung (Note 15)	155,685	98,227
Other	55,733	91,446
Total other noncurrent liabilities	$620,499	$538,058

13.	Reclamation

Our reclamation liabilities primarily consist of spending estimates related to reclaiming surface land and support facilities at both surface and underground mines in accordance with federal and state reclamation laws as defined by each mine permit.  The obligation and corresponding asset are recognized in the period in which the liability is incurred.

We estimate our ultimate reclamation liability based upon detailed engineering calculations of the amount and timing of the future cash flows to perform the required work.  We consider the estimated current cost of reclamation and apply inflation rates and a third-party profit, as necessary.  The third-party profit is an estimate of the approximate markup that would be charged by contractors for work performed on our behalf.  The discount rate applied is based on the rates of treasury bonds with maturities similar to the estimated future cash flow, adjusted for our credit standing.

The following table describes all changes to our reclamation liability:

	December 31,	December 31,
	2010	2009
	(In Thousands)
Reclamation liability at beginning of period	$234,562	$186,180
Accretion expense	17,358	13,991
Liability assumed in business combination (Note 3)	9,748	—
Liability assumed/incurred	7,600	28,527
Liability disposed	—	(505)
Revisions in estimated cash flows	6,747	11,721
Payments	(6,324)	(5,352)
Reclamation liability at end of period	269,691	234,562
Less amount included in Other current liabilities	38,723	41,201
Total reclamation, included in Other noncurrent liabilities	$230,968	$193,361

14.	Other Postretirement Benefits

We sponsor defined benefit health care plans that provide postretirement medical benefits to eligible union and non-union employees.  To be eligible, retirees must meet certain age and service requirements.  Depending on year of retirement, benefits may be subject to annual deductibles, coinsurance requirements, lifetime limits and retiree contributions.  Service costs are accrued currently based on an annual study prepared by independent actuaries.  These plans are unfunded.

Net periodic postretirement benefit cost includes the following components:

	Year Ended
	December 31,	December 31,	December 31,
	2010	2009	2008
	(In Thousands)
Service cost	$2,233	$3,913	$3,204
Interest cost	9,524	10,017	8,845
Amortization of net loss	3,178	2,303	813
Amortization of prior service credit	(2,878)	(750)	(750)
Net periodic postretirement benefit cost	$12,057	$15,483	$12,112

The discount rate assumed to determine the net periodic postretirement benefit cost was 6.00%, 6.10% and 6.50% for the years ended December 31, 2010, 2009 and 2008, respectively.

The following table sets forth the change in benefit obligation of our postretirement benefit plans:

	Year Ended
	December 31,	December 31,
	2010	2009
	(In Thousands)
Change in benefit obligation:
Benefit obligation at the beginning of the period	$162,088	$168,629
Service cost	2,233	3,913
Interest cost	9,524	10,017
Plan amendment	2,067	(27,595)
Actuarial loss	16,188	13,951
Benefits paid	(6,077)	(6,827)
Benefit obligation at the end of the period	$186,023	$162,088

Accrued postretirement benefit obligation	$186,023	$162,088
Amount included in Payroll and employee benefits	7,910	7,064
Postretirement benefit obligation, included in Other noncurrent liabilities	$178,113	$155,024

During 2009, changes were made to the plan provisions and communicated to the participants that were to be effective January 1, 2010 and January 1, 2011. Effective January 1, 2010, we consolidated our self-insured Medicare-age non-union retiree plans into one insured plan. We paid 100% of the premium for fiscal year 2010 for each retiree. In subsequent years, retirees will be responsible for inflationary increases in the insurance premium.  Further, members hired after January 1, 2010 were required to pay 100% of the applicable Medicare Supplemental Plan monthly premium. Further, effective January 1, 2011, future non-union retirees will pay 50% of the premium for pre-65 coverage.  These changes decreased the December 31, 2009 postretirement benefit obligation by $27.6 million. During 2010, the change in the plan provision related to non-union retirees’ contributions that was to be effective January 1, 2011 was revoked increasing the postretirement benefit obligation by $2.1 million.

The table below details the changes to Accumulated other comprehensive loss related to our post retirement benefit plans:

	Year Ended
	December 31, 2010		December 31, 2009
	(In Thousands)
	Net loss	Prior service credit	Net loss	Prior service credit
January 1 beginning balance	$36,218	$(20,980)	$29,111	$(4,605)
Changes to Accumulated other comprehensive loss	7,936	1,756	7,107	458
Plan Amendment	—	1,260	—	(16,833)
December 31 ending balance	$44,154	$(17,964)	$36,218	$(20,980)

We expect to recognize $2.9 million of prior service credit and $4.1 million of net actuarial loss in 2011.

The discount rates used to determine the benefit obligations were 5.50% and 6.00% for the years ended December 31, 2010 and 2009, respectively.

The assumed health care cost trend rates used to determine the benefit obligation as of the end of each year are as follows:

	Year Ended December 31,
	2010	2009
Health care cost trend rate for next year *	8.1% / 8.3% / 7.0%	8.3% / 8.6% / 7.0%
Ultimate trend rate	4.50%	4.50%
Year that the rate reaches ultimate trend rate	2029	2029

*	Initial trend rate for Pre-Medicare claims, initial trend rate for Medicare-Eligible, and initial trend rate for the Medicare Supplement Plan.

Assumed health care cost trend rates have a significant effect on the amounts reported for the medical plans. A one-percentage point change in assumed health care cost trend rates would have the following aggregate effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(In Thousands)
Effect on total of service and interest costs components	$1,493	$(1,211)
Effect on accumulated postretirement benefit obligation	$24,108	$(19,743)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid in the periods noted:

Expected Benefit Payments
(In Thousands)
2011	$7,910
2012	8,466
2013	9,126
2014	9,611
2015	9,979
Years 2016 to 2020	55,571

PPACA

The PPACA may potentially impact our costs to provide healthcare benefits to our eligible active and certain retired employees.  The PPACA has both short-term and long-term implications on healthcare benefit plan standards.  Implementation of this legislation is planned to occur in phases, with plan standard changes taking effect beginning in 2010, but to a greater extent with the 2011 benefit plan year and extending through 2018.  Plan standard changes that could affect us in the short term include raising the maximum age for covered dependents to receive benefits, the elimination of lifetime dollar limits per covered individual and restrictions on annual dollar limits per covered individual, among other standard requirements.  Plan standard changes that could affect us in the long term include a tax on “high cost” plans (excise tax) and the elimination of annual dollar limits per covered individual, among other standard requirements.  We are currently analyzing this legislation to determine the full extent of the impact of the required plan standard changes on our employee healthcare plans and the resulting costs. Beginning in 2018, the PPACA will impose a 40% excise tax on employers to the extent that the value of their healthcare plan coverage exceeds certain dollar thresholds.  We anticipate that certain government agencies will provide additional regulations or interpretations concerning the application of this excise tax.  We have estimated that the excise tax will not impact our postretirement benefit obligation.  Accordingly, as of December 31, 2010, we have not made any changes to our assumptions used to determine our postretirement benefit obligation.  With the exception of the excise tax, we do not believe any other plan standard changes will be significant to our future healthcare costs for eligible active employees and our postretirement benefit obligation for certain retired employees. However, we will need to continue to evaluate the impact of the PPACA in future periods as additional information and guidance becomes available.

Multi-Employer Benefits

Under the Coal Act, coal producers are required to fund medical and death benefits of certain retired union coal workers based on premiums assessed by the UMWA Benefit Funds. Based on available information at December 31, 2010, our obligation under the Coal Act was estimated at approximately $20.3 million, compared to our estimated obligation at December 31, 2009 of $22.3 million.  The obligation was discounted using a 5.00% rate each year.  We treat our obligation under the Coal Act as participation in a multi-employer plan and record the cost of our obligation as expense as payments are assessed.  The expense related to this obligation for the years ended December 31, 2010, 2009 and 2008 totaled $1.7 million, $1.9 million and $2.3 million, respectively

The Tax Relief and Retiree Health Care Act of 2006 included important changes to the Coal Act that impacts all companies required to contribute to the CBF. Effective October 1, 2007, the Social Security Administration revoked all beneficiary assignments made to companies that did not sign a 1988 UMWA contract (“reachback companies”) but their premium relief is phased-in. The reachback companies paid their full premium obligation in the current plan year that ended September 30, 2007. However, they paid only 55%, 40% and 15% of their plan year 2008, 2009 and 2010 assessed premiums, respectively. General United States Treasury money will be transferred to the CBF to make up the difference. After 2010, we will have no further obligations to the CBF, and transfers from the United States Treasury will cover all of the health care costs for retirees and dependents previously assigned to us.

15.	Workers’ Compensation and Black Lung Benefits

Workers’ compensation and black lung benefit obligation consisted of the following:

	Year Ended December 31,
	2010	2009
	(In Thousands)
Accrued self-insured black lung obligation	$77,414	$53,145
Workers’ compensation (traumatic injury)	98,003	61,792
Total accrued workers’ compensation and black lung	175,417	114,937
Less amount included in Other current liabilities	19,732	16,710
Workers’ compensation & black lung in Other noncurrent liabilities	$155,685	$98,227

The amount of workers’ compensation (traumatic liability) related to self-insurance was $96.4 million and $61.1 million at December 31, 2010 and 2009, respectively.  Weighted average actuarial assumptions used in the determination of the self-insured portion of workers’ compensation (traumatic injury) liability included  discount rates of 4.50% and 4.75% at December 31, 2010 and 2009, respectively, and the accumulated black lung obligation included a discount rate of 5.50% and 6.00% at December 31, 2010 and 2009, respectively.

During 2010, we recorded a charge of $25.4 million for workers’ compensation and supplemental compensation benefits related to the UBB tragedy.  The workers’ compensation benefits are being measured and paid from our existing plan.  Both the workers’ compensation and supplemental compensation benefits were calculated, in consultation with independent actuaries, who after review and approval by management with regards to actuarial assumptions, including discount rate, prepared an evaluation of the self-insured liabilities.  Actual experience in settling these liabilities could differ from these estimates.

A reconciliation of changes in the self-insured black lung obligation is as follows:

	Year Ended December 31,
	2010	2009
	(In Thousands)
Beginning of year accrued self-insured black lung obligation	$53,145	$50,739
Service cost	3,155	3,689
Interest cost	3,309	2,872
Actuarial loss (gain)	20,166	(1,535)
Benefit payments	(2,361)	(2,620)
Accrued self-insured black lung obligation	$77,414	$53,145

The table below details the changes to Accumulated other comprehensive loss related to black lung benefits:

	Year Ended
	December 31,	December 31,
	2010	2009
	(In Thousands)
January 1 beginning balance	$(10,584)	$(12,438)
Changes to Accumulated other comprehensive loss	14,000	1,854
December 31 ending balance	$3,416	$(10,584)

We expect to recognize $1.1 million of net actuarial loss in 2011.

Expenses for black lung benefits and workers’ compensation related benefits include the following components:

	Year Ended
	December 31,	December 31,	December 31,
	2010	2009	2008
	(In Thousands)
Self-insured black lung benefits:
Service cost	$3,155	$3,689	$2,186
Interest cost	3,309	2,872	3,390
Amortization of actuarial gain	(2,785)	(4,575)	(3,489)
	3,679	1,986	2,087
Other workers’ compensation benefits	66,409	26,816	27,965
	$70,088	$28,802	$30,052

The PPACA amended previous legislation related to coal workers’ pneumoconiosis (black lung), providing automatic extensions of awarded lifetime benefits to surviving spouses and providing changes to the legal criteria used to assess and award claims including previously closed claims.  The impact of these changes to our current population of beneficiaries and claimants results in an estimated $11.3 million increase to our obligation and is primarily included in Actuarial loss (gain) for the year ended December 31, 2010. During 2010, we recorded this estimate as an increase to our black lung liability and a decrease to our actuarial gain included in Accumulated other comprehensive loss on our Condensed Consolidated Balance Sheets.  We will continue to evaluate the impact of these changes on such claims and record any necessary charges in the period in which the additional liability is estimable.  We do not believe the impact of these changes will significantly impact our financial position or results of operations.

Payments for benefits, premiums and other costs related to black lung, workers’ compensation and supplemental compensation benefit liabilities were $35.3 million, $31.8 million, and $24.0 million for the twelve months ended December 31, 2010, 2009 and 2008, respectively.

The actuarial assumptions used in the determination of self-insured black lung benefits expense included discount rates of 6.00%, 6.10% and 6.50% for the years ended December 31, 2010, 2009 and 2008, respectively.

Our self-insured black lung obligation is calculated using assumptions regarding future medical cost increases and cost of living increases.  Federal black lung benefits are subject to cost of living increases.  State benefits increase only until disability, and then remain constant.  We assume a 6.50% annual medical cost increase and a 3.0% cost of living increase in determining our black lung obligation and the annual black lung expense.  Assumed medical cost and cost of living increases significantly affect the amounts reported for our black lung expense and obligation.  A one-percentage point change in each of assumed medical cost and cost of living trend rates would have the following effects:

	1-Percentage Point Increase	1-Percentage Point Decrease
	(In Thousands)
Increase/(decrease) in medical cost trend rate:
Effect on total of service and interest costs components	$229	$(182)
Effect on accumulated black lung obligation	$1,953	$(1,605)

Increase/(decrease) in cost of living trend rate:
Effect on total service and interest cost components	$1,026	$(814)
Effect on accumulated black lung obligation	$9,099	$(7,388)

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid related to the self-insured black lung obligation:

Expected Benefit Payments
(In Thousands)
2011	$4,188
2012	4,402
2013	4,608
2014	4,811
2015	5,014
Years 2016 to 2020	27,608

Certain of our operations are fully insured by a third-party insurance provider for black lung claims.

16.	Stock Plans

We have stock incentive plans to encourage employees and nonemployee directors to remain with the Company and to more closely align their interests with those of our shareholders.

Description of Stock Plans

The Massey Energy Company 2006 Stock and Incentive Compensation Plan (the “2006 Plan”), which was approved by our stockholders and became effective on June 28, 2006 replaced the five stock-based compensation plans (the “Prior Plans”) we had in place prior to the approval of the 2006 Plan, all of which had been approved by our stockholders. On May 19, 2009, the Company’s stockholders approved adding 1,550,000 shares to our 2006 Plan.  The stockholders also approved a limit to the maximum number of shares available for awards granted in any form provided under the 2006 Plan (other than stock options or stock appreciation rights (“SARS”)) to no more than 75% of the total number of issuable shares.  The Prior Plans include the following:

•	Massey Energy Company 1996 Executive Stock Plan, as amended and restated effective November 30, 2000 (the “1996 Plan”),

•	Massey Energy Company 1997 Stock Appreciation Rights Plan, as amended and restated effective November 30, 2000 (the “SAR Plan”),

•	Massey Energy Company 1999 Executive Performance Incentive Plan, as amended and restated effective November 30, 2000 (the “1999 Plan”),

•	Massey Energy Company Stock Plan for Non-Employee Directors, as amended and restated effective May 24, 2005 (the “1995 Plan”), and

•	Massey Energy Company 1997 Restricted Stock Plan for Non-Employee Directors, as amended and restated effective May 24, 2005 (the “1997 Plan”).

Stock-based compensation has been granted under the 2006 Plan and the Prior Plans in the manner described below.  Issued and outstanding stock-based compensation has been granted to officers and certain key employees in accordance with the provisions of the 1996 Plan, the SAR Plan, the 1999 Plan and the 2006 Plan.  Issued and outstanding stock-based compensation has been granted to non-employee directors in accordance with the provisions of the 1995 Plan, the 1997 Plan and the 2006 Plan.  The Compensation Committee of the Board of Directors administers the 1996 Plan, the 1999 Plan, the SAR Plan and the 2006 Plan.  A committee comprised of non-participating board members administers the 1995 Plan and the 1997 Plan.

The 1996 Plan provided for grants of stock options and restricted stock.  The 1999 Plan provided for grants of stock options, restricted stock, incentive awards and stock units.  The SAR Plan provided for grants of SARs.  The 1995 Plan provided for grants of restricted stock and restricted units.  The 1997 Plan provided for grants of restricted stock. As of June 28, 2006, grants can no longer be made under the Prior Plans, except for the 1996 Plan, under which grants could no longer be made as of March 2, 2006.  All awards previously granted that are outstanding under the Prior Plans will remain effective in accordance with the terms of their grant.

The aggregate number of shares of Common Stock that may be issued for future grant under the 2006 Plan as of December 31, 2010 was 2,499,217 shares, which was computed as the 3,500,000 shares specifically authorized in the 2006 Plan, plus the 1,550,000 shares added as part of the 2006 Plan amendments approved on May 19, 2009, less grants made in 2006, 2007, 2008, 2009, and 2010, plus the number of shares that (i) were represented by restricted stock or unexercised vested or unvested stock options that previously have been granted and were outstanding under the Prior Plans as of June 28, 2006 and (ii) expire or otherwise lapse, are terminated or forfeited, are settled in cash, or are withheld or delivered to us for tax purposes at any time after June 28, 2006.  The 2006 Plan provides for grants of stock options, SARs, restricted stock, restricted units, unrestricted stock and incentive awards.

Although we have not expressed any intent to do so, we have the right to amend, suspend, or terminate the 2006 Plan at any time by action of our Board of Directors.  However, no termination, amendment or modification of the 2006 Plan shall in any manner adversely affect any award theretofore granted under the 2006 Plan, without the written consent of the participant.  If a change in control were to occur (as defined in the plan documents), certain options may become immediately vested, but only upon termination of the option holder’s service.

Accounting for Stock-Based Compensation

Total compensation expense recognized for stock-based compensation (equity awards) during the year ended December 31, 2010, 2009 and 2008 was $11.1 million, $12.7 million and $13.9 million, respectively.  The total income tax benefit recognized in the consolidated statement of income for share based compensation arrangements during the year ended December 31, 2010, 2009 and 2008 was approximately $4.3 million, $5.0 million and $5.4 million, respectively. We recognize compensation expense on a straight-line basis over the vesting period for the entire award for any awards with graded vesting.

As of December 31, 2010 and 2009, there was $5.5 million and $5.8 million, respectively, of total unrecognized compensation cost related to stock options expected to be recognized over a weighted-average period of approximately 2.2 years.  In the years ended December 31, 2010, 2009, and 2008, we also reflected $0.0 million, $3.2 million, and ($1.2) million, respectively, of excess tax benefit (expense) as a financing cash flow in the consolidated statement of cash flows resulting from the exercise of stock options.

Equity instruments

We have granted stock options to employees under the 2006 Plan, the 1999 Plan and the 1996 Plan. These options typically have a requisite service period of three to four years, though there are some awards outstanding with requisite service periods of one year up to four years. Vesting generally occurs ratably over the requisite service period. The maximum contractual term of stock options granted is 10 years.

We value stock options using the Black-Scholes valuation model, which employs certain key assumptions.  We estimate volatility using both historical and market data over the term of the options granted.  The dividend yield is calculated on the current annualized dividend payment and the stock price at the date of grant.  The expected option life is based on historical data and exercise behavior.  The risk-free interest rate is based on the zero-coupon Treasury bond rate in effect at the date of grant.  The fair value of options granted during the three years ended December 31, 2010, 2009 and 2008 was calculated using the following assumptions:

	Year Ended December 31,
Options Granted	2010	2009	2008
Number of shares underlying options	158,226	234,333	798,647
Contractual term in years	10	10	10
Assumptions used to estimate fair value:
Expected volatility	65%	59% - 66%	50% - 100%
Weighted average volatility	65%	66%	71%
Expected option life in years	4.3	4.3	1.3 - 4.3
Dividend yield	0.5%-0.8%	0.7% - 1.8%	0.4% - 1.5%
Risk-free interest rate	1.2%-1.3%	1.7% - 1.9%	0.9% - 3.1%
Weighted-average fair value estimates at grant date:
In thousands	$3,835	$3,845	$6,820
Fair value per share	$24.24	$16.41	$8.54

A summary of option activity under the plans for the year ended December 31, 2010 is presented below:

			Weighted
		Weighted	average
	Number of	average exercise	contractual	Aggregate
	Options	price	term (years)	Intrinsic Value
	(In Thousands, Except Exercise Price and Contractual Term)
Outstanding at December 31, 2009	2,053	$27.05
Granted	158	49.13
Exercised	(718)	25.53
Forfeited/expired	(64)	30.37
Outstanding at December 31, 2010	1,429	$30.12	6.7	$33,624
Exercisable at December 31, 2010	962	$28.44	5.7	$24,245

We received $18.3 million, $11.3 million and $16.5 million in cash proceeds from the exercise of stock options for the years ended December 31, 2010, 2009 and 2008, respectively.  The intrinsic value of stock options exercised was $14.0 million, $7.5 million and $18.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

We have granted restricted stock to our employees under the 2006 Plan and 1999 Plan and to non-employee directors under the 1995 Plan and 1997 Plan. Restricted stock awards are valued on the date of grant based on the closing value of our stock.  As of December 31, 2010, there was $11.4 million of unrecognized compensation cost related to restricted stock expected to be recognized over the next three years.  Unearned compensation is recorded on a net basis in Additional capital.

A summary of the status of restricted stock at December 31, 2010, and changes for the year then ended is presented below:

		Weighted average
		grant date
(Shares In Thousands)	Shares	fair value
Unvested at December 31, 2009	576	$28.48
Granted	165	$48.20
Vested	(260)	$28.00
Forfeited	(90)	$34.41
Unvested at December 31, 2010	391	$35.75

The fair value of restricted stock vested during the years ended December 31, 2010, 2009, and 2008 was $7.3 million, $7.0 million and $6.7 million, respectively.

Liability instruments

We use the fair value method to recognize compensation cost associated with SARs.  During 2010 all outstanding SARs were exercised. At December 31, 2009 there were 150,000 SARs outstanding and exercisable.  The weighted average exercise price of these SARs was $36.50 per SAR at December 31, 2009; the weighted average contractual term was 5.3 years at December 31, 2009.

We also issue stock incentive units, which are classified as liabilities. They are settled with a cash payment for each unit vested, equal to the fair market value of Common Stock on the vesting date.

	For the years ended December 31,
	2010	2009
Awarded	85,238	218,364
Settled	132,410	150,829
Settlement amount (in millions)	$6.1	$5.2

17.	Lease Obligations

We lease certain mining and other equipment under various lease agreements.  Certain of these leases provide options for the purchase of the property at the end of the initial lease term, generally at its then fair market value, or to extend the terms at its then fair rental value.  Certain of these leases contain financial or other non-performance covenants that may require an accelerated buyout of the lease if the covenants are violated.  Rental expense for the years ended December 31, 2010, 2009 and 2008 was $96.0 million, $81.8 million and $53.1 million, respectively.

During 2010 and 2008 we sold and leased-back certain mining equipment. We received net proceeds of $16.5 million and $41.3 million, for the years ended December 31, 2010 and 2008, respectively, resulting in net deferred gains of $0.5 million and $2.4 million, respectively. The gains are being recognized ratably over the term of the leases, which range from 4 to 8 years. At lease termination, the leases contain renewal and purchase options at an amount approximating fair value. The leases are being accounted for as operating leases. We did not engage in any material sale-leaseback transactions in 2009.

The following presents future minimum rental payments, by year, required under leases with initial terms greater than one year, in effect at December 31, 2010:

	Capital Leases	Operating Leases
	(In Thousands)
2011	$2,680	$92,135
2012	35	78,758
2013	35	52,049
2014	35	20,480
2015	—	11,190
Beyond 2015	—	—
Total minimum lease payments	2,795	$254,612
Less imputed interest	38
Present value of minimum capital lease payments	$2,747

18.	Concentrations of Credit Risk and Major Customers

We are engaged in the production of coal for the utility industry, steel industry and industrial markets.  The following chart lists the percentage of each type of Produced coal revenue generated by market:

	For the years ended December 31,
	2010	2009	2008
Utility coal	61%	62%	53%

Metallurgical coal	31%	30%	37%

Industrial coal	8%	8%	10%

Our mining operations are conducted in southern West Virginia, eastern Kentucky and western Virginia.  We market our produced and purchased coal to customers in the United States and in international markets, including Canada and various European and Asian countries.  For the years ended December 31, 2010, 2009 and 2008 approximately 21%, 20% and 30%, respectively, of Produced coal revenue was attributable to sales to customers outside of the United States.

For the years ended December 31, 2009 and 2008, approximately 19% and 11%, respectively, of Produced coal revenue was attributable to sales to Constellation Energy Commodities Group, Inc. No single customer accounted for 10% or more of fiscal year 2010 Produced coal revenue or produced tons. At December 31, 2010, approximately 34%, 52% and 14% of Trade receivables represents amounts due from utility customers, metallurgical customers and industrial customers, respectively, compared with 61%, 19% and 20%, respectively, as of December 31, 2009.

Our Trade and other accounts receivable are subject to potential default by customers.  In prior years, certain of our customers have filed for bankruptcy resulting in bad debt charges.  In an effort to mitigate credit-related risks in all customer classifications, we maintain a credit policy, which requires scheduled reviews of customer creditworthiness and continuous monitoring of customer news events that might have an impact on their financial condition.  Negative credit performance or events may trigger the application of tighter terms of sale, requirements for collateral or guarantees or, ultimately, a suspension of credit privileges.  We also insure the receivables of certain customers whose financial condition puts them at a greater risk of loss; recoveries under this insurance program are subject to 10% co-insurance and a $4 million deductible. We establish bad debt reserves to specifically consider customers in financial difficulty and other potential receivable losses.  In establishing the reserve, we consider the financial condition of individual customers and probability of recovery in the event of default.  We charge off uncollectible receivables once legal potential for recovery is exhausted.  See Note 22 for a discussion of certain customer disputes.

19.	Derivative Instruments

Upon entering into each coal sales and coal purchase contract, we evaluate each of our contracts to determine if it qualifies for the NPNS exception prescribed by current accounting guidance.  We use coal purchase contracts to supplement our produced and processed coal in order to provide coal to meet customer requirements under sales contracts.  We are exposed to certain risks related to coal price volatility.  The purchases and sales contracts we enter into allow us to mitigate a portion of the underlying risk associated with coal price volatility.  The majority of our contracts qualify for the NPNS exception and therefore are not accounted for at fair value.  For those contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the duration of the contract, the contracts are required to be accounted for as derivative instruments and must be recognized as assets or liabilities and measured at fair value.  Those contracts that do not qualify for the NPNS exception have not been designated as cash flow or fair value hedges and, accordingly, the net change in fair value is recorded in current period earnings.  Our coal sales and coal purchase contracts that do not qualify for the NPNS exception as prescribed by current accounting guidance are offset on a counterparty-by-counterparty basis for derivative instruments executed with the same counterparty under a master netting arrangement.

Tons outstanding under coal purchase and coal sales contracts that do not qualify for the NPNS exception are as follows:

	December 31,	December 31,
	2010	2009
	(In Thousands)
Purchase contracts	360	980
Sales contracts	600	1,120

The fair values of our purchase and sales derivative contracts have been aggregated in the Consolidated Balance Sheets as of December 31, 2010 and December 31, 2009, as follows:

	December 31,	December 31,
	2010	2009
	(In Thousands)
Other current assets	$15,424	$30,564

We have recorded net gains related to coal sales and purchase contracts that did not qualify for the NPNS exception in the Consolidated Statements of Income under the caption Loss (gain) on derivative instruments.

	Year Ended December 31,
	2010	2009
	(In Thousands)
Realized (gains) losses due to settlements on existing contracts	$(36,218)	$15,478
Unrealized losses (gains) on outstanding contracts	15,140	(53,116)
Gain on derivative instruments	$(21,078)	$(37,638)

20.	Fair Value of Financial Instruments

Financial and non-financial assets and liabilities that are required to be measured at fair value must be categorized based upon the levels of judgment associated with the inputs used to measure their fair value.  Hierarchical levels – directly related to the amount of subjectivity associated with the inputs used to determine the fair value of financial assets and liabilities – are as follows:

•	Level 1 – Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

•
Level 2 – Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the assets or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

•
Level 3 – Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date.  Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model.

Each major category of financial assets and liabilities measured at fair value on a recurring basis are categorized in the tables below based upon the lowest level of significant input to the valuations.

	December 31, 2010
	(In Thousands)
	Level 1	Level 2	Level 3	Total
Fixed income securities
U.S. Treasury securities	$11,645	$—	$—	$11,645
Certificates of Deposit	50,061	—	—	50,061
Money market funds
U.S. Treasury money market fund	20,399	—	—	20,399
Other money market funds	216,362	—	—	216,362
Derivative instruments	—	15,424	—	15,424
Total securities	$298,467	$15,424	$—	$313,891

	December 31, 2009
	(In Thousands)
	Level 1	Level 2	Level 3	Total
Fixed income securities
U.S. Treasury securities	$12,147	$—	$—	$12,147
Money market funds
U.S. Treasury money market fund	74,103	—	—	74,103
Other money market funds	689,470	—	—	689,470
Derivative instruments	—	30,564	—	30,564
Short-term investment	—	—	10,864	10,864
Total securities	$775,720	$30,564	$10,864	$817,148

Fixed income securities and money market funds

All fixed income securities are deposits, consisting of obligations of the United States Treasury and Certificates of Deposit (all insured by the Federal Deposit Insurance Corporation), supporting various regulatory obligations.  All investments in money market funds are cash equivalents or deposits pledged as collateral and are invested in prime money market funds and Treasury-backed funds.  Included in the money market funds are $59.4 million of funds pledged as collateral to support $58.2 million of outstanding letters of credit and $10.0 million associated with funding a portion of our deferred compensation obligation.  See Note 5 to the Notes to Consolidated Financial Statements for more information on deposits.

Derivative Instruments

Certain of our coal sales and coal purchase contracts that do not qualify for the NPNS exception at inception or lose their designation at some point during the life of the contract are accounted for as derivative instruments and are required to be recognized as assets or liabilities and measured at fair value.  To establish fair values for these contracts, we use bid/ask price quotations obtained from independent third-party brokers. We also consider the risk of nonperformance of or nonpayment by the counterparties when determining the fair values for these contracts by evaluating the credit quality and financial condition of each counterparty.  We could experience difficulty in valuing our derivative instruments if the number of third-party brokers should decrease or market liquidity is reduced.  See Note 19 to the Notes to Consolidated Financial Statements for more information.

Short-Term Investment

Short-term investment at December 31, 2009 was comprised of an investment in the Primary Fund, a money market fund that suspended redemptions and is being liquidated.  We determined that our investment in the Primary Fund as of December 31, 2009, no longer met the definition of a security, within the scope of current accounting guidance, since the equity investment no longer had a readily determinable fair value.  Therefore, the investment was classified as a short-term investment, subject to the cost method of accounting, on our Condensed Consolidated Balance Sheet.

Assets Measured at Fair Value on a Recurring Basis Using Significant Unobservable Inputs (Level 3):

Short-term
(In Thousands)	investment

Balance at December 31, 2009	$10,864
Transfers out of Level 3	(15,526)
Total gains or (losses) realized/unrealized included in earnings	4,662
Purchases, issuances, sales and settlements	—
Balance at December 31, 2010	$—

Total gains or (losses) for the period included in earnings attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$—

At December 31, 2009, our investment in the Primary Fund was $10.9 million, net of a $6.5 million write-down recorded in 2008, which represented the difference between cost and estimated fair value.  During 2010, we received distributions totaling $15.6 million. We recorded a $4.7 million gain on short-term investments which represents the difference between book value and total redemptions received.  As of December 31, 2010, the estimated fair value of our unrecovered investment of $1.8 million in the Primary Fund was $0.

Asset and Liabilities Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances, for example, when there is evidence of impairment.

In accordance with relevant accounting requirements, Property, plant and equipment (which included mine development) and longwall panel costs located at or near the UBB mine with a carrying amount of $35.4 million and $28.2 million (of which $5.1 million was considered current assets and $23.1 million noncurrent assets), respectively, were deemed to be destroyed or probable of abandonment.  Additionally during 2010, we recorded $20.5 million of impairment charges for unamortized mine development costs at certain idled mines.

For the impairment tests, we compared the carrying value of the asset tested to its estimated fair value. The fair value was determined using the estimated undiscounted cash flows expected to be generated by the assets along with, where appropriate, market inputs.  The  remaining fair value of the impaired assets was deemed to be immaterial. The determination of fair value was based on our assumptions about future operations at these mines and possible alternatives to accessing the related coal reserves.  Specifically, given the ongoing investigations into the cause of the UBB tragedy and the uncertainty around the future operations at the UBB mine, there is a reasonable possibility that additional impairments could be recorded in future periods.

Other Financial Instruments

The following methods and assumptions were used to estimate the fair value of those financial instruments that are not required to be carried at fair value within our Consolidated Balance Sheets:

Short-term debt: The carrying amount reported in the Consolidated Balance Sheets for short-term debt approximates its fair value due to the short-term maturity of these instruments.

Long-term debt: The fair values of long-term debt are estimated using the most recent market prices quoted on or before December 31, 2010.

The carrying amounts and fair values of these financial instruments are presented in the table below. The carrying value of the 3.25% Notes reflected in Long-term debt in the table below reflects the full face amount of $659.1 million rather than the adjusted discounted value reflected in the Consolidated Balance Sheets (see Note 10 to the Notes to Consolidated Financial Statements for more information).

	December 31, 2010		December 31, 2009
	Carrying Value	Fair Value	Carrying Value	Fair Value
	(In Thousands)
Short-term debt	$12,327	$12,327	$23,531	$23,465
Long-term debt	$1,419,063	$1,419,627	$1,428,710	$1,348,699

21.	Common Stock

On October 6, 2010, the Company’s stockholders approved an increase in the number of common shares authorized from 150,000,000 shares to 300,000,000 shares.

Common Stock Issuance

On March 23, 2010, we completed a registered underwritten public offering of 9,775,000 shares of our Common Stock at a public offering price of $49.75 per share, resulting in proceeds to us of $466.7 million, net of fees.  In April 2010, we used the net proceeds of this offering and 6,519,034 shares of Common Stock (fair valued at $289.5 million on the day of the acquisition) to fund a portion of the consideration for the acquisition of Cumberland.  See Note 3 to the Notes to Consolidated Financial Statements for a more complete discussion of the acquisition of Cumberland.

Common Stock Repurchases

During 2010, we repurchased 861,439 shares of Common Stock at an average price of $36.92, for a total cost of $31.8 million.  The Common Stock was repurchased under a stock repurchase program (the “Repurchase Program”) authorized by our Board of Directors on November 14, 2005, authorizing us to repurchase shares of Common Stock from time to time up to an aggregate amount not to exceed $500 million, as market conditions warrant and existing covenants permit.  Prior to this share repurchase, we had $420 million available under the 2005 authorization.  Shares repurchased in 2010 have been recorded as Treasury stock in the Consolidated Balance Sheet.

22.	Contingencies

West Virginia Flooding

Since August 2004, five of our subsidiaries have been sued in six civil actions filed in the Circuit Courts of Boone, McDowell, Mingo, Raleigh, Summers and Wyoming Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding on or about May 2, 2002.  These complaints covered approximately 350 plaintiffs seeking unquantified compensatory and punitive damages from approximately 35 defendants.  Of these cases two were dismissed by the court without prejudice for failure to prosecute, two were dismissed by plaintiffs voluntarily and with prejudice, and one was settled for a nominal amount.  Only the Mingo County case comprised of 4 plaintiffs and 34 defendants remains active.

Since May 2006, we and 12 of our subsidiaries have been sued in three civil actions filed in the Circuit Courts of Logan and Mingo Counties, West Virginia, for alleged property damages and personal injuries arising out of flooding between May 30 and June 4, 2004.  These complaints cover approximately 400 plaintiffs seeking unquantified compensatory and punitive damages from approximately 52 defendants.  Four of our subsidiaries have been dismissed without prejudice from one of the Logan County cases.

We believe the remaining cases will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

West Virginia Trucking

Since January 2003, an advocacy group and residents in Boone, Kanawha, Mingo and Raleigh Counties, West Virginia, filed 17 suits in the Circuit Courts of Kanawha and Mingo Counties, West Virginia, against 12 of our subsidiaries.  Plaintiffs alleged that defendants illegally transported coal in overloaded trucks, causing damage to state roads, thereby interfering with plaintiffs’ use and enjoyment of their properties and their right to use the public roads. Plaintiffs seek injunctive relief and compensatory and punitive damages.  The Supreme Court of Appeals of West Virginia (“WV Supreme Court”) referred the consolidated lawsuits, and similar lawsuits against other coal and transportation companies not involving our subsidiaries, to the Circuit Court of Lincoln County, West Virginia (“Circuit Court”), to be handled by a mass litigation panel judge. Plaintiffs filed motions requesting class certification. On June 7, 2007, plaintiffs voluntarily dismissed their public nuisance claims seeking monetary damages for road and bridge repairs.  Plaintiffs also agreed to an order limiting any damages for nuisance to two years prior to the filing of any suit.  A motion to dismiss any remaining public nuisance claims was resisted by plaintiffs and argued at hearings on December 14, 2007 and June 25, 2008.  No rulings on these matters have been made.  Defendants filed a motion requesting that the mass litigation panel judge recommend to the WV Supreme Court that the cases be sent back to the circuit courts of origin for resolution.  That motion was verbally denied as to those cases in which our subsidiaries are defendants, and a class certification hearing was held on October 21, 2009.  To date, no decision has been rendered by the Circuit Court on the class certification issues.  No date has been set for trial. A mediation is being scheduled in the Mingo County case.  We believe we have insurance coverage applicable to these items and that they will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Well Water Suits

Since September 2004, approximately 738 plaintiffs have filed approximately 400 suits against us and our subsidiary, Rawl Sales & Processing Co., in the Circuit Court of Mingo County, West Virginia (“Mingo Court”), for alleged property damage and personal injuries arising out of slurry injection and impoundment practices allegedly contaminating plaintiffs’ water wells. Plaintiffs seek injunctive relief and compensatory damages in excess of $170 million and unquantified punitive damages.  Specifically, plaintiffs are claiming that defendants’ activities during the period of 1978 through 1987 rendered their property valueless and request monetary damages to pay, inter alia, the value of their property and future water bills.  In addition, many plaintiffs are also claiming that their exposure to the contaminated well water caused neurological injury or physical injury, including cancers, kidney problems and gall stones.  Finally, all plaintiffs claimed entitlement to medical monitoring for the next 30 years and have requested unliquidated compensatory damages for pain and suffering, annoyance and inconvenience and legal fees.  On April 30, 2009, the Mingo Court held a mandatory settlement conference. At that settlement conference, all plaintiffs agreed to settle and dismiss their medical monitoring claims.  Additionally, 180 plaintiffs agreed to settle all of their remaining claims and be dismissed from the case.  All settlements to date will be funded by insurance proceeds.  Plaintiffs challenged the medical monitoring settlement. There are currently 585 plaintiffs with individual claims.  A number of motions that could impact the number of Plaintiffs and scope of the issues of these suits are pending.

The West Virginia Supreme Court issued an administrative order transferring the cases to the Mass Litigation Panel.  Mediation of all pending suits was held on February 22-23, 2011 in Charleston, West Virginia.  The mediation resulted in the final settlement of all medical monitoring claims and disposed of Plaintiffs’ earlier challenge of the prior medical monitoring settlement.  The medical monitoring claims will be paid by insurance proceeds.  No other claims were resolved.  A previous mediation conducted in November 2010 was unsuccessful.  A trial date has been set for August 2011.

Beginning in December 2008, we and certain of our subsidiaries along with several other companies were sued in numerous actions in Boone County, West Virginia involving approximately 374 plaintiffs alleging well water contamination resulting from coal mining operations.  The claims mirror those made above in the separate action before the Mass Litigation Panel, as described above. The separate civil actions have been consolidated for discovery purposes with trial for 266 plaintiffs scheduled for October 25, 2011.  No trial date is set for the remaining approximately 108 plaintiffs.

We do not believe there was any contamination caused by our activities or that plaintiffs suffered any damage and we believe that we have strong defenses to these matters.  We plan to vigorously contest these claims.  We believe that we have insurance coverage applicable to these matters and have initiated litigation against our insurers to establish that coverage.  At this time, we believe that the litigation by the plaintiffs will be resolved without a material adverse impact on our cash flows, results of operations or financial condition.

Surface Mining Fills

Since September 2005, three environmental groups sued the Corps in the United States District Court for the Southern District of West Virginia (the “District Court”), asserting the Corps unlawfully issued permits to four of our surface mines to construct mining fills. The suit alleges the Corps failed to comply with the requirements of both Section 404 of the Clean Water Act and the National Environmental Policy Act, including preparing environmental impact statements for individual permits. We intervened in the suit to protect our interests. On March 23, 2007, the District Court rescinded four of our subsidiaries’ permits, resulting in the temporary suspension of mining at these surface mines. We appealed that ruling to the United States Court of Appeals for the Fourth Circuit (the “Fourth Circuit Court”). On April 17, 2007, the District Court partially stayed its ruling, permitting mining to resume in certain fills that were already under construction. On June 14, 2007, the District Court issued an additional ruling, finding the Corps improperly approved placement of sediment ponds in streams below fills on the four permits in question.  The District Court subsequently modified its ruling to allow these ponds to remain in place, as the ponds and fills have already been constructed.  The District Court’s ruling could impact the issuance of permits for the placement of sediment ponds for future operations. If the permits for the fills or sediment ponds are ultimately held to be unlawfully issued, production could be affected at these surface mines, and the process of obtaining new Corps permits for all surface mines could become more difficult. We appealed both rulings to the Fourth Circuit Court.  On February 13, 2009, the Fourth Circuit Court reversed the prior rulings of the District Court and remanded the matter for further proceedings. On March 30, 2009, the plaintiffs requested that the Fourth Circuit Court reconsider the case.  The request was denied on May 20, 2009. On August 26, 2009, the plaintiffs filed their request with the United States Supreme Court to review the Fourth Circuit Court’s decision.  Our subsidiaries’ response was due on August 5, 2010. However, on August 3, 2010, the plaintiffs moved to withdraw their petition in the wake of a new policy adopted by the Corps and the Environmental Protection Agency on July 30, 2010 for assessing “stream ecosystem structure and function” for Appalachian surface coal mining. The motion to withdraw the petition for certiorari was granted, thereby finalizing the Fourth Circuit Court’s decision.

Customer Disputes

We have been sued by one customer who claims they did not receive, or did not timely receive, all of the coal required to be shipped to them during prior years under their sales contract. This customer filed a claim for cover damages, which damages are equal to the difference between the contract price of the coal that was not delivered and the market price of replacement coal or comparable quality coal, and for other compensatory damages, the total of which could exceed $31 million.  The customer is also seeking punitive damages.  We believe that we have strong defenses and have not recorded an accrual for this matter because we do not believe a loss is probable.  It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

Subsequent to December 31, 2010, we received notice of a suit from a plaintiff regarding whether or not a binding contract existed for the sale of coal, which coal the plaintiff had planned to broker to a third party in 2008.  The suit asks that we reimburse plaintiff for an $18 million court judgment against plaintiff awarded to the third party.  We do not believe that a binding sales contract was reached and currently believe that we have strong defenses and, therefore, have not recorded an accrual for this matter because we do not believe a loss is probable. It is reasonably possible that our judgment regarding this matter could change in the near term, resulting in the recording of a material loss that would affect our operating results and financial position.

Separately, we are currently in litigation with one customer regarding whether or not binding contracts for the sale of coal were reached.  We maintain that this customer improperly terminated a signed, higher-priced contract; the customer argues that it was only required to purchase coal under a purported agreement reached by email. On February 12, 2010, we received a decision from an arbitration panel awarding this customer $10.5 million on the grounds that the purported agreement by email was valid and that the higher-priced contract was invalid.  We believed that the arbitration panel’s decision as to the validity of the higher-priced contract was beyond the panel’s jurisdiction of the award, which amounts to $8.2 million, and challenged that decision in federal court.  On June 2, 2010, the federal court rejected our challenge.  We are appealing this matter to the Fourth Circuit Court.  While we will vigorously pursue this appeal, we have accrued the remainder of the judgment in Other current liabilities at December 31, 2010.  We have paid $2.3 million for the award relating to the panels’ decision that the agreement by email was valid, but have not yet paid the portion of the award under appeal.

Spartan Unfair Labor Practice Matter & Related Age Discrimination Class Action

In 2005, the UMWA filed an unfair labor practice charge with the National Labor Relations Board (“NLRB”) alleging that one of our subsidiaries, Spartan Mining Company (“Spartan”), discriminated on the basis of anti-union animus in its employment offers.  The NLRB issued a complaint and an NLRB Administrative Law Judge (“ALJ”) issued a recommended decision making detailed findings that Spartan committed a number of unfair labor practice violations and awarding, among other relief, back pay damages to union discriminatees.  On September 30, 2009, the NLRB upheld the ALJ’s recommended decision.  Spartan has appealed the NLRB’s decision to the Fourth Circuit Court. We have no insurance coverage applicable to this unfair labor practice matter; however, its resolution is not expected to have a material impact on our cash flows, results of operations or financial condition.

Upper Big Branch Mine

On April 5, 2010, an accident occurred at the UBB mine, tragically resulting in the deaths of 29 miners and seriously injuring two others.  The Federal Mine Safety and Health Administration (“MSHA”) and the State of West Virginia have undertaken a joint investigation into the cause of the UBB tragedy.  We also have commenced our own investigation.  We believe these investigations will continue for the foreseeable future, and we cannot provide any assurance as to their outcome, including whether we become subject to possible criminal and civil penalties or enforcement actions. Additionally, the U.S. Attorney for the Southern District of West Virginia has commenced a grand jury investigation. In order to accommodate these investigations, the UBB mine will be closed for an extended period of time, the length of which we cannot predict at this time.  It is also possible that we may decide or be required by regulators to permanently close the UBB mine.  We self-insure the underground mining equipment, including the longwalls at the UBB mine.  We do not currently carry business interruption insurance for the UBB mine.  We have third-party general liability insurance coverage that applies to litigation risk, which coverage we believe applies to litigation stemming from the UBB tragedy.

While updated analyses will continue in future periods, we have recorded our best estimate of probable losses related to this matter.  The most significant components of these losses related to: the benefits being provided to the families of the fallen miners (see Note 15 to the Notes to Consolidated Financial Statements for more information about the significant benefits provided), costs associated with the rescue and recovery efforts, possible legal and other contingencies, and asset impairment charges (see Note 6 to the Notes to Consolidated Financial Statements for more information).  We have recorded a $78 million liability in Other current liabilities at December 31, 2010, which represents our best estimate of the probable loss related to potential future litigation settlements associated with the UBB tragedy.  Two of the families have filed wrongful death suits against us, while seven families have signed agreements to settle their claims (four of which have been finalized after receiving the required judicial approval).  Insurance recoveries related to our general liability insurance policy that are deemed probable and that are reasonably estimable have been recognized in the Consolidated Statements of Income to the extent of the related losses, less applicable deductibles.  Such recognized recoveries for litigation settlements associated with the UBB tragedy totaled $78 million and are included in Trade and other accounts receivable at December 31, 2010.

Given the uncertainty of the outcome of current investigations, including whether we become subject to possible civil penalties or enforcement actions, it is possible that the total costs incurred related to this tragedy could exceed our current estimates.  As of December 31, 2010, we believe that the reasonably possible aggregate loss related to these claims in excess of amounts currently recorded cannot be estimated.  It is possible, however, that the ultimate liabilities in the future with respect to these claims, in the aggregate, may be material.  We will continue to review the amount of any necessary accruals, potential asset impairments, or other related expenses and record the charges in the period in which the determination is made and an adjustment is required.

Clean Water Act Citizens’ Suits

The Sierra Club and others have filed two citizens’ suits against several of our subsidiaries in federal court in the Southern District of West Virginia (“Southern District Court”) alleging violations of the terms of our water discharge permits. One of the cases is limited to allegations that two of our subsidiaries, Independence Coal Company and Jacks Branch Coal Company, are violating limits on the allowable concentrations of selenium in their discharges of storm water from several surface mines. The other action is limited to claims that several of our subsidiaries are violating discharge limits on substances other than selenium, such as aluminum. The plaintiffs in these cases seek both a civil penalty and injunctive relief.

In the non-selenium case, we have argued that the alleged violations are contemplated by an existing consent decree with the United States government and should not be the subject of a new lawsuit, but the Southern District Court has allowed the case to progress.  In the selenium case, we have argued that the limits on selenium concentrations in our discharges have been stayed by an order of the West Virginia Environmental Quality Board and therefore cannot be the subject of a Clean Water Act case until after those limits become effective. The plaintiffs have nonetheless filed a motion for summary judgment in the selenium case, arguing that we are in violation of our permit limits despite the stays. The plaintiffs have also filed reports of experts contending that our subsidiaries should have commenced construction on selenium treatment units in October 2008.  They claim that the failure to do so has saved our subsidiaries over $100 million, and that the Southern District Court should impose a penalty which recoups all of the “savings” realized by the alleged non-compliance.  We strongly disagrees with plaintiffs’ position and do not expect the resolution of this matter to have a material impact on our cash flows, results of operations or financial condition.

Other Legal Proceedings

We are parties to a number of other legal proceedings, incident to our normal business activities.  These include, for example, contract disputes, personal injury claims, property damage claims, environmental issues, and employment and safety matters. While we cannot predict the outcome of any of these proceedings, based on our current estimates we do not believe that any liability arising from these matters individually or in the aggregate should have a material adverse impact upon our consolidated cash flows, results of operations or financial condition.  It is possible, however, that the ultimate liabilities in the future with respect to these lawsuits and claims, in the aggregate, may be materially adverse to our cash flows, results of operations or financial condition.

23.	Quarterly Information (Unaudited)

The table below details our quarterly financial information for the previous two fiscal years.

	Three Months Ended
	March 31, 2010 (1)	June 30, 2010 (2)	September 30, 2010 (3)	December 31, 2010 (4)
	(In Thousands, Except Per Share Amounts)
Total revenue	$688,639	$810,148	$810,164	$730,023
Income (loss) before interest and taxes	66,795	(110,805)	(30,457)	(63,842)
Income (loss) before taxes	46,822	(135,750)	(55,056)	(89,613)
Net income (loss)	33,626	(88,714)	(41,424)	(70,075)
Net income (loss) per share:
Basic	$0.39	$(0.88)	$(0.41)	$(0.69)
Diluted	$0.39	$(0.88)	$(0.41)	$(0.69)

	Three Months Ended
	March 31, 2009 (5)	June 30, 2009	September 30, 2009 (6)	December 31, 2009 (7)
	(In Thousands, Except Per Share Amounts)
Total revenue	$768,088	$697,627	$641,560	$583,884
Income before interest and taxes	72,750	48,705	45,783	59,738
Income before taxes	56,391	26,059	20,880	33,935
Net income	43,426	20,192	16,458	24,357
Net income per share:
Basic	$0.51	$0.24	$0.19	$0.29
Diluted	$0.51	$0.24	$0.19	$0.28

(1)	Net income in the first quarter of 2010 includes $9.1 million in insurance proceeds, resulting in a $5.8 million pre-tax gain on insurance recovery related to the Bandmill preparation plant fire.

(2)
The results of the second quarter of 2010 were negatively impacted by the following pre-tax items: $128.9 million estimated expense related to the UBB mine tragedy (see Notes 6, 15 and 22 to the Notes to Consolidated Financial Statements for further discussion), $8.5 million charge recorded in relation to a customer pricing dispute and a $5.0 million bad debt reserve related to a note receivable from a supplier.  The results of the second quarter of 2010 were favorably impacted by the following pre-tax items: $9.7 million from the settlement of certain claims against a service provider, $7.2 million related to the sale of a claim in a customer bankruptcy proceeding, and a gain of $3.6 million on exchanges of coal reserves.

(3)
The results of the third quarter of 2010 were negatively impacted by a $14.5 million pre-tax expense for ongoing investigation costs related to the UBB mine tragedy (see Notes 6, 15, and 22 to the Notes to Consolidated Financial Statements for further discussion)

(4)
The results of the fourth quarter of 2010 were negatively impacted by a $17.8 million pre-tax charge for impairments of idled mines, a $12.0 million pre-tax expense for benefits provided to our former Chairman and CEO in accordance with his retirement agreement, and by a $23.1 million pre-tax expense for ongoing investigation cost related to the UBB mine tragedy (see Notes 6, 15, and 22). The results of the fourth quarter of 2010 were favorably impacted by a $12.6 million pre-tax gain on insurance recovery related to the Bandmill preparation plant fire.

(5)
Net income for the first quarter of 2009 included the recognition of $12.2 million in pre-tax income ($5.1 million benefit recorded in Cost of purchased coal revenue and $7.1 million in interest income) from the receipt of black lung excise tax refunds as authorized by federal legislation passed in October 2008. Additionally, during the first quarter of 2009, we sold our interest in certain coal reserves to a third party, recognizing a pre-tax gain of $7.1 million in Other revenue.

(6)	Net income for the third quarter of 2009 includes a $24.9 million pre-tax gain on the exchange of coal reserves.

(7)	The results for the fourth quarter of 2009 included the impact of a $6.0 million pre-tax reserve for bad debt related to a note receivable from a supplier.

24.	Subsequent Events

On January 28, 2011, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alpha Natural Resources, Inc., a Delaware corporation (“Alpha”), and Mountain Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alpha (“Merger Sub”), providing for the acquisition of Massey Energy Company (“Massey”) by Alpha.  Subject to the terms and conditions of the Merger Agreement, Massey will be merged with and into Merger Sub (the “Merger”), with Massey surviving the Merger as a wholly owned subsidiary of Alpha.

At the effective time of the Merger, each share of Common Stock issued and outstanding immediately prior to the effective time (other than shares owned by (i) Alpha, us or Merger Sub or their respective subsidiaries (which will be cancelled) or (ii) stockholders who have properly exercised and perfected appraisal rights under Delaware law) will be converted into the right to receive 1.025 shares of Alpha common stock and $10.00 in cash, without interest (the “Massey Merger Consideration”).  No fractional shares of Alpha common stock will be issued in the Merger, and Massey stockholders will receive cash in lieu of fractional shares, if any, of Common Stock. Immediately upon completion of the Merger, Massey stockholders will own approximately 46% of the combined company.

The consummation of the Merger is subject to certain conditions, including (i) the adoption by Massey stockholders of the Merger Agreement and (ii) the approval by the Alpha stockholders of (x) an amendment to Alpha’s certificate of incorporation to increase the number of shares of Alpha common stock that Alpha is authorized to issue in order to permit issuance of the Alpha common stock in connection with the Merger and (y) the issuance of Alpha common stock in connection with the Merger.  In addition, the Merger is subject to clearance under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as well as other customary closing conditions.

The Merger Agreement contains customary covenants, including covenants providing for each of the parties: (i) to conduct its operations in all material respects according to the ordinary and usual course of business consistent with past practice during the period between the execution of the Merger Agreement and the closing of the Merger; (ii) to use reasonable best efforts to cause the transaction to be consummated; (iii) not to initiate, solicit or knowingly encourage inquiries, proposals or offers relating to alternate transactions or, subject to certain exceptions, engage in any discussions or negotiations with respect thereto; and (iv) to call and hold a special stockholders’ meeting and, subject to certain exceptions, recommend adoption of the Merger Agreement, in our case, and amendment of the Alpha certificate of incorporation and issuance of Alpha common stock in connection with the Merger, in the case of Alpha.

The Merger Agreement also contains certain termination rights and provides that, (i) upon termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the Massey board of directors or termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal”, Massey will owe Alpha a cash termination fee of $251 million; (ii) upon the termination of the Merger Agreement under specified circumstances, including, but not limited to, a change in the recommendation of the board of directors of Alpha or termination of the Merger Agreement to enter into a written definitive agreement for a “superior proposal”, Alpha will owe Massey a cash termination fee of $252 million; and (iii) upon the termination of the Merger Agreement due to Alpha’s failure to obtain the required stockholder approval at the Alpha stockholders’ meeting in the absence of a competing proposal, Alpha will owe Massey a cash termination fee of $72 million. In addition, Alpha is obligated to pay a cash termination fee of $360 million to us if all the conditions to closing have been met and the Merger is not consummated because of a breach by Alpha’s lenders of their obligations to finance the Merger.